Registration Statement No. 333-285508

Filed Pursuant to Rule 424(b)(2)

Amendment No. 10 dated February 24, 2026 to the Pricing Supplement dated December 4, 2023 to the Product Supplement dated December 4, 2023, the Prospectus Supplement dated March 25, 2025 and the Prospectus dated March 25, 2025

Issued by Bank of Montreal

16,000,000 Notes

MAX S&P 500® 4X Leveraged ETNs due November 30, 2043

This pricing supplement relates to the MAX S&P 500® 4X Leveraged ETNs due November 30, 2043 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a four times leveraged participation in the daily performance of the S&P 500® Total Return Index (the “Index”), which is described in this pricing supplement. The Index is a total return index, meaning that the level of the Index reflects both movements in stock prices and the reinvestment of dividend income.

On February 23, 2026, the closing price of the notes on the NYSE Arca, Inc. (the “NYSE”) was $52.2272 per note and the Closing Indicative Note Value per note was $52.2300 ($26.1150 after giving effect to the February 24, 2026 2-for-1 split described below).

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us or redemption at your option, based on a daily resetting four times leveraged participation in the performance of the Index, less the Daily Investor Fee, the Daily Financing Charge and, upon early redemption, the Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, or if you sell your notes, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 4x leveraged long exposure to the performance of the Index on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from four times the return on a direct long investment in the Index. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively impacted in complex ways by the volatility of the Index on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note has a principal amount of $12.50 (after giving effect to the split described below). The notes do not bear interest. The notes are listed on the NYSE, under the ticker symbol “SPYU.” The notes initially settled on December 7, 2023. The Daily Investor Fee (based on a rate of 0.95% per annum) and the Daily Financing Charge (which is based on the Federal Reserve Bank Prime Loan Rate (as defined below) plus an amount that will initially be 2.00%, but which may be increased to up to 4.00% per annum) are deducted from the closing indicative value on a daily basis. If you elect for us to redeem your notes, your payment may be subject to the Redemption Fee Amount of 0.125%.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves significant risks. See “Risk Factors” beginning on page PS-11 of this pricing supplement, page PS-8 of the product supplement, page S-1 of the prospectus supplement and page 9 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

Pricing Supplement

You should read this pricing supplement together with the product supplement ETN 4X dated December 4, 2023, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement ETN 4X dated December 4, 2023:

https://www.sec.gov/Archives/edgar/data/927971/000121465923015961/b1117232424b5.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

Since the date that the ETNs were initially issued, we have prepared a new “base” prospectus and prospectus supplement, each dated March 25, 2025. The ETNs are part of a series of debt securities entitled “Senior Medium-Term Notes, Series I.” When you read the accompanying prospectus supplement, please note that all references to “Series K” shall be deemed to refer instead to “Series I.” In addition, the term “indenture” as used in the accompanying prospectus supplement shall mean the Senior Indenture dated as of January 25, 2010, as amended and supplemented by the First Supplemental Indenture dated as of September 23, 2018, between the Bank and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association (the “Original Trustee”), as further amended and supplemented by the Third Supplemental Indenture dated as of May 26, 2022, among the Bank, the Original Trustee and The Bank of New York Mellon, as series trustee. When you read the accompanying product supplement, please note that all references to the prospectus supplement dated May 26, 2022 or to the prospectus dated May 26, 2022, or to any sections therein, shall be deemed to refer to the accompanying prospectus supplement dated March 25, 2025 and the accompanying prospectus dated March 25, 2025 or to the corresponding sections of such prospectus supplement or prospectus, as applicable.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:

$12.50 per note.

The principal amount was (i) $25 per note from, and including the Initial Trade Date to, but excluding, February 24, 2026. On February 24, 2026, we effected a 2-for-1 split of the notes, and the principal amount from and after this date will be $12.50 per note.

Aggregate Principal Amount:

16,000,000 notes are expected to be outstanding as of the date of this pricing supplement, after giving effect to the 2-for-1 split that became effective on February 24, 2026, representing an aggregate principal amount of $200,000,000.

Initial Trade Date:	December 4, 2023

Initial Issue Date:	December 7, 2023

Term:	Approximately 20 years, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the Maturity Date, each as described below.

Maturity Date:	November 30, 2043, which is scheduled to be the fifth Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date may occur earlier, as set forth under “—Payments on the Notes—Final Measurement Period” below. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described in the product supplement. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	The notes are listed on the NYSE under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Note Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Note Value Symbol
SPYU	063679567	US0636795678	SPYUIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:	The S&P 500® Total Return Index. The ticker symbol of the Index is “SPXT”. The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The Index is a total return index, in which dividends paid on the applicable securities are included in the level of the Index. S&P Dow Jones Indices (the “Index Sponsor”) publishes the level of the Index.

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Index Business Day:	“Index Business Day” means any day on which the Index Sponsor publishes the Closing Index Level.

Payments on the Notes

Interest Payments:	None.

PS-1

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the Closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:

The Final Measurement Period will be a period of five consecutive Index Business Days from and including the Calculation Date, except as provided below, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $2,000,000,000 at the close of trading on the Index Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date, and will not extend for five Index Business Days. In such a case, the scheduled Maturity Date shall be accelerated to the fifth Business Day following the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the Closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	November 16, 2043

Closing Indicative Note Value

Closing Indicative Note Value:

On the Initial Trade Date, the Closing Indicative Note Value of each note was equal to the initial principal amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Closing Indicative Note Value will equal (a) the Long Index Amount on that Exchange Business Day minus (b) the Financing Level on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the Closing Indicative Note Value will be $0. If the Closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Note Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Closing Indicative Note Value on all future days during the term of the notes will be $0. If the Closing Indicative Note Value is $0, the Cash Settlement Amount will be $0.

The NYSE currently defines the “Core Trading Session” as 9:30 a.m. to 4:00 p.m., New York time. This definition may change during the term of the notes.

On February 24, 2026, we effected a 2-for-1 split of the notes. The Closing Indicative Note Value on February 23, 2026 was divided by 2 to determine the split-adjusted Closing Indicative Note Value.

Long Index Amount:

On the Initial Trade Date, the Long Index Amount was equal to the Daily Leverage Factor times the initial principal amount, which was equal to $100. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Long Index Amount will equal the product of (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	4

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate Closing Index Level for the applicable Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section of the product supplement, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

PS-2

Calculation of the Financing Level

Financing Level:	On the Initial Trade Date, the Financing Level was equal to the Long Index Amount minus the principal amount of $25, which was equal to $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Financing Level will equal (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Financing Factor plus (b) the Daily Financing Charge on that Exchange Business Day, plus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Financing Factor:	3

Index Performance Factor

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor was set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Closing Index Level on that Exchange Business Day (or, if such day is not an Index Business Day, the Closing Index Level on the immediately preceding Index Business Day) divided by (b) the Closing Index Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

Daily Financing Charge

Daily Financing Charge:

On the Initial Trade Date, the Daily Financing Charge was equal to $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Financing Charge will equal the product of (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Financing Factor times (c) the Daily Financing Rate divided by (d) 365 times (e) the Financing Period (as defined below).

Because the Daily Financing Charge is calculated and added to the Financing Level on a daily basis, the net effect of the Daily Financing Charge accrues over time.

Daily Financing Rate:

The Daily Financing Rate will equal (a) the most recent bank prime loan rate published by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank Prime Loan Rate”); plus (b) the Financing Spread. The Federal Reserve Bank Prime Loan Rate is based on the prime rates posted by large insured U.S.-chartered commercial banks. The Federal Reserve Bank Prime Loan Rate will be the rate set forth on Bloomberg page “FCPR Index,” or any other successor applicable source reasonably determined by the Calculation Agent. Increases in the Federal Reserve Bank Prime Loan Rate will increase the Daily Financing Rate, and, all other things remaining equal, will reduce the return on the notes.

If the Calculation Agent determines that the Federal Reserve Bank Prime Loan Rate is no longer published or available, the Calculation Agent may substitute a successor rate, with any applicable adjustments, as it reasonably determines to be appropriate under the circumstances.

Financing Spread:	As of the Initial Trade Date, 2.00%. The Financing Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.00% per annum, to a maximum amount of 4.00%. See “—Procedure for Adjusting the Financing Spread” below.

Financing Period:	The Financing Period is equal to the number of calendar days from (and excluding) the "settlement date" for the immediately preceding Exchange Business Day to (and including) the settlement date for the current Exchange Business Day. The "settlement date" refers to the business day on which a sale of an equity security agreed on the applicable Exchange Business Day is typically required to settle under Rule 15c6-1(a) under the Exchange Act. This business day is currently the second business day after the date of an agreement to buy or sell a security, but is expected to be the first business day after such date, effective May 28, 2024. For example, the settlement date for an Exchange Business Day occurring on a Wednesday is currently the following Friday, and the settlement date for an Exchange Business Day occurring on a Thursday is currently the following Monday. Accordingly, on a typical Thursday prior to May 28, 2024, the Financing Period would be three, since there are three calendar days from (and excluding) Friday to (and including) Monday; that is, Saturday, Sunday and Monday. The Calculation Agent may adjust a settlement date if it deems reasonably appropriate to reflect any disruptions or extraordinary events that impact the securities settlement or other systems in the applicable markets.

PS-3

Daily Investor Fee

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Closing Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the Financing Period.

Because the Daily Investor Fee is calculated as part of the Financing Level through which it is subtracted from the Closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Fee Adjustments

Procedure for Adjusting the Financing Spread:

The Calculation Agent may adjust the Financing Spread, subject to the limitations set forth in this pricing supplement. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any reduction to the Financing Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders not less than 14 calendar days prior to the Call Settlement Date, as set forth below. The notice will specify the amount of the notes that we will call. If we exercise our call right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

The notice to holders will specify the Call Settlement Date, which will be a date determined by the Calculation Agent in its discretion occurring shortly after the Call Settlement Amount is scheduled to be determined and that is not less than 14 calendar days after the date of such notice to holders. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

Because The Depository Trust Company (“DTC”) is the only registered holder of the notes, the call notice will be delivered solely to DTC in accordance with its applicable policies and procedures. Beneficial owners of the notes will not receive the call notice directly from us. Beneficial owners should contact their broker, bank, or other intermediary through which they hold notes to obtain information about any notices and related procedures. We are not responsible for, and have no control over, the manner in which any intermediary provides notices to beneficial owners.

Call Settlement Amount:

If we exercise our call right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the Closing Indicative Note Values on each Index Business Day in the Call Measurement Period. The Call Settlement Amount will not be less than $0.

Call Measurement Period:	The Call Measurement Period will be a period of five consecutive Index Business Days from and including the applicable Call Calculation Date, except as provided below, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

PS-4

If we issue a call notice, the Call Calculation Date will be an Index Business Day specified in such call notice. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $2,000,000,000 at the close of trading on the Index Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for five Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the Closing Indicative Note Value on the applicable date by the number of units of the notes to be called on that date.

Early Redemption at Option of Holder

Early Redemption:

You may submit a request on any Business Day after the Initial Trade Date to require us to redeem all or a portion of your notes on a Redemption Day, subject to your compliance with the redemption procedures described in “Additional Terms of the Notes—Early Redemption at the Option of the Holders — Redemption Procedures” in the product supplement and your satisfying the Minimum Redemption Amount of at least 25,000 notes.

To satisfy the Minimum Redemption Amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach the Minimum Redemption Amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce the Minimum Redemption Amount in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective. The Minimum Redemption Amount will not be applicable for any redemption validly elected on any Fee Notice Date or the following five Business Days if the Financing Spread increased.

If you elect to have your notes redeemed and you have complied with the redemption procedures and satisfied the Minimum Redemption Amount, for each note that is redeemed, you will receive the Redemption Amount on the applicable Redemption Date.

Redemption Amount:	The Redemption Amount will be a cash payment payable on the applicable Redemption Date equal to (a) the arithmetic mean of the Closing Indicative Note Values on each Index Business Day in the Redemption Measurement Period minus (b) the Redemption Fee Amount. The Redemption Amount will not be less than $0.

Redemption Measurement Period:

The Redemption Measurement Period will be a period of five consecutive Index Business Days from and including the applicable Redemption Calculation Date, except as provided below, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.” The Redemption Calculation Date will be the first Index Business Day immediately following the applicable Redemption Notice Date (i.e., the date that the applicable Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures described in “Additional Terms of the Notes—Early Redemption at the Option of the Holders — Redemption Procedures” in the product supplement).

If the Calculation Agent determines that the “aggregate market value” of the notes to be redeemed is less than or equal to $2,000,000,000 at the close of trading on the Redemption Notice Date, then the Redemption Measurement Period will consist solely of the Redemption Calculation Date, and will not extend for five Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the Closing Indicative Note Value on the applicable date by the number of units of the notes to be redeemed.

PS-5

The Redemption Amount will be paid on the applicable Redemption Date. The Redemption Date will be the fifth Business Day following the last Index Business Day in the applicable Redemption Measurement Period. The first possible Redemption Date will be the sixth Index Business Day immediately following the Initial Issue Date and the final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the arithmetic mean of the Closing Indicative Note Values on each Index Business Day in the Redemption Measurement Period. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Performance Information

Initial Index Level:	9,884.17, which was the Closing Index Level on the Initial Trade Date.

Closing Index Level:	On any Index Business Day, the closing level of the Index as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Note Value:	The Intraday Indicative Note Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Note Value will be $0. If the Intraday Indicative Note Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Note Value and the Closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Long Index Amount:	The Intraday Long Index Amount will equal the product of (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Closing Index Level on the immediately preceding Index Business Day.

Additional Information and Terms

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 4x leveraged long exposure to the performance of the Index on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from four times the return on a direct long investment in the Index. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively impacted in complex ways by the volatility of the Index on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

PS-6

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to the tendency of the notes to lose value over time. See “Risk Factors” and “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” herein. As explained in “Risk Factors” in this pricing supplement, because of the nature of daily compounding leveraged instruments such as the notes, the amount payable at maturity, call or upon early redemption is likely to be significantly less than the stated principal amount of the notes. In almost any potential scenario, the long-term performance of the notes is likely to be negative, regardless of the performance of the Index, and we do not intend or expect any investor to hold the notes from inception to maturity. It is possible that the notes will incur significant losses even if the long-term performance of the Index is positive.

The Closing Indicative Note Value will reflect the daily deduction of the Daily Investor Fee and the Daily Financing Charge. If the level of the Index decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, the value of the notes will decline and you will lose some or all of your investment.

After the date of this document, we may sell from time to time a portion of the notes at prices that are based on the Closing Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMO Capital Markets Corp. (“BMOCM”). BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the marketplace or such notes are redeemed early, including at our option, which we have the discretion to do at any time. Investors should consult their financial advisers before purchasing or selling the notes, especially notes trading at a premium over their indicative value.

PS-7

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange or because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Note Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public was equal to the original aggregate principal amount of the notes. The initial offering price reflected the value of the notes only on the Initial Trade Date.

Intraday Indicative Note Value. The Intraday Indicative Note Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Note Value will be $0. If the Intraday Indicative Note Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Note Value and the Closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Long Index Amount will equal the product of (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Closing Index Level on the immediately preceding Index Business Day.

The Intraday Indicative Note Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Note Value uses an intraday level of the Index for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Closing Index Level may cause a significant variation between the Closing Indicative Note Value and the Intraday Indicative Note Value on any date of determination. The Intraday Indicative Note Value may vary significantly from the previous or next Index Business Day’s Closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Note Value for the notes will be published every 15 seconds to the Consolidated Tape and ICE Data Global Index Feed, and will be available on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Note Value because the market value reflects investor supply and demand for the notes.

PS-8

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Note Value and the trading price of the notes.

Because the Redemption Amount is based on the Closing Index Levels on the Index Business Days during the Redemption Measurement Period, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading price:	SPYU

Intraday Indicative Note Value:	SPYUIV

Intraday Index Level:	SPXT<Index>

PS-9

The notes may be a suitable investment for you if:

•     You seek a short-term investment with a return linked to a four times leveraged participation in the performance of the Index, compounded daily, in which case you are willing to accept the risk of fluctuations in the level of the Index.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant four times daily resetting leverage, and (ii) the risks of seeking leveraged investment results generally.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective.

•     You believe the level of the Index will increase during your investment horizon for the notes by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold notes that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Note Value at such time and that paying a premium purchase price over the Intraday Indicative Note Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

The notes may not be a suitable investment for you if:

•     You do not seek a short-term investment with a return linked to a four times leveraged participation in the performance of the Index, compounded daily, in which case you are not willing to accept the risk of fluctuations in the level of the Index.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant four times daily resetting leverage, or (ii) the risks of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns or you seek an investment for purposes other than managing daily trading risks.

•     You do not understand why performance of the notes over different periods of time can differ significantly from their stated daily objective on a daily basis.

•     You believe that the level of the Index will decrease during your investment horizon for the notes or the level of the Index will not increase by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold notes that may be redeemed early by us, under our call right.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Note Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Note Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the marketplace or the notes are called.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You seek a pre-determined amount of current income from your investment.

•     You seek an investment for which there will be an active secondary market.

•     You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

•     You prefer lower risk and are willing to accept potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

PS-10

RISK FACTORS

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the product supplement, the prospectus supplement and the prospectus, you should carefully consider the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes do not pay interest and do not guarantee the return of any of your initial investment. You may lose all or a substantial portion of your investment in the notes.

The terms of the notes differ from those of ordinary debt securities in that the notes do not guarantee any return of principal at maturity, call or upon early redemption, and do not pay interest. Instead, you will receive a cash payment in U.S. dollars at maturity, call or upon early redemption based on the leveraged performance of the Index, compounded daily, less the Daily Investor Fee, the Daily Financing Charge and, in the case of an early redemption, the Redemption Fee Amount. As a result, you may lose all or a substantial portion of your investment in the notes if the level of the Index decreases or does not increase by an amount sufficient to offset those fees (after giving effect to the decay effect caused by the daily resetting of the leverage). Furthermore, even if the level of the Index increases, your return on the notes may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes are designed to be short-term trading tools and are not designed to meet any investment objectives over any period longer than one day.

The notes seek to provide a leveraged long return based on the performance of the Index (as adjusted for costs and fees) over a period of a single day. The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the Closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not intermediate- or long-term substitutes for long positions in the Index constituents. Investors should carefully consider whether the notes are appropriate for their investment portfolio.

Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. Because the notes are meant to provide leveraged long exposure to changes in the level of the Index on a daily basis, the performance of the notes over periods longer than one day can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. It is possible for the level of the Index to increase over time while the market value of the notes declines over time. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time. Investors should actively and frequently monitor their investments in the notes, even intraday. You should proceed with extreme caution in considering an investment in the notes.

PS-11

The notes are likely to experience significant “decay” over time. As a result, the notes are not suitable for investors with intermediate- or long-term investment objectives and are not intended to be held to maturity.

The daily resetting leverage is expected to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index experiences volatility from day to day, and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to the tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes even over a period as short as two days. The notes should be purchased only by sophisticated investors seeking a short-term investment who understand leverage risk, including the risks inherent in maintaining a constant four times daily resetting leverage as described in this pricing supplement, and who understand the risks inherent in path dependence of investment returns. The notes are not appropriate for investors who intend to hold positions in an attempt to generate returns over periods longer than one day.

See “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” below for an illustration of the important points about the decay effect.

Even if held for only one day, the notes are highly vulnerable to sudden large changes in the level of the Index.

Because the notes reflect leveraged exposure to the change in the level of the Index from one day to the next, the notes will experience magnified losses if the Index sharply declines over that one-day period. For example, given the Daily Leverage Factor of 4, a 5% decline in the level of the Index over a given one-day period will result in a 20% loss on the notes for that one-day period, a 10% decline in the level of the Index over a given one-day period will result in a 40% loss on the notes for that one-day period and a 25% decline in the level of the Index over a given one-day period will result in a 100% loss on the notes for that one-day period, in each case leaving aside the effects of the applicable fees.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is four times leveraged, compounded daily, changes in the level of the Index will have a greater impact on the payout on your notes than on a payout on securities that are not leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity, call or upon early redemption, and you will suffer losses on your investment in the notes substantially greater than you would if the terms of your notes did not contain leverage. Accordingly, as a result of this daily resetting leverage component and without taking into account the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, if the level of the Index decreases over the period you hold the notes, the daily resetting leverage will magnify any losses at maturity, call or upon early redemption.

The Closing Indicative Note Value of the notes and any payments on the notes will reflect the deduction of fees and charges.

On each date of determination, the Closing Indicative Note Value will reflect the deduction of the Daily Investor Fee and the Daily Financing Charge. In addition, if you elect for us to redeem your notes, your payment upon redemption will be subject to the Redemption Fee Amount (unless waived by us). As a result, the Closing Indicative Note Value of the notes will trail the value of a hypothetical identical security from which no such deductions are made and will reduce any payment at maturity, call or upon early redemption, or if you sell your notes in the secondary market.

Because of these fees and charges, the level of the Index will need to have increased over the period you hold the notes by an amount that is sufficient, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount. If the level of the Index decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, you will lose some or all of your investment. This loss may occur even if the level of the Index remains the same or declines over the period you hold your notes.

PS-12

The Daily Financing Charge represents the amount synthetically borrowed in order to provide leveraged exposure to the Index. Because the Daily Financing Charge is applied to the Financing Level, which takes into account the Daily Financing Factor of 3, the Daily Financing Charge will reduce the Closing Indicative Note Value of the notes by a rate equal to 3× the sum of the Financing Rate plus the Financing Spread.

As described under “Summary—Financing Spread" and "—Fee Adjustments—Procedure for Adjusting the Financing Spread” above, we may, in our sole discretion, increase the Financing Spread to the maximum amount specified in such sections. If we do so, the Daily Financing Charge will increase, and your return on the notes will be adversely affected.

If the Intraday Indicative Note Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the Closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the Closing Indicative Note Value or the Intraday Indicative Note Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

Due to the effect of compounding, if the Closing Indicative Note Value increases, any subsequent decrease of the level of the Index will result in a larger dollar reduction from the Closing Indicative Note Value than if the Closing Indicative Note Value remained constant.

If the Closing Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from a decrease of the level of the Index will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Closing Indicative Note Value and, consequently, a larger Long Index Amount in calculating any subsequent Closing Indicative Note Value. As such, the dollar amount that you can lose from any decrease will be greater than if the Closing Indicative Note Value were maintained at a constant level. This means that if the Closing Indicative Note Value increases, you could subsequently lose more than 4% of your initial investment for each 1% daily decrease of the level of the Index.

Due to the effect of compounding, if the Closing Indicative Note Value decreases, any subsequent increase of the level of the Index will result in a smaller dollar increase on the Closing Indicative Note Value than if the Closing Indicative Note Value remained constant.

If the Closing Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from an increase of the level of the Index will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Closing Indicative Note Value and, consequently, a smaller Long Index Amount in calculating any subsequent Closing Indicative Note Value. As such, the dollar amount that you can gain from any increase of the level of the Index will be less than if the Closing Indicative Note Value were maintained at a constant level. This means that if the Closing Indicative Note Value decreases on an Exchange Business Day, the daily increase of the level of the Index on the following Exchange Business Day will have to exceed the prior decrease to restore the value of your investment (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). Further, if the Closing Indicative Note Value is less than your initial investment, each 1% daily increase in the level of the Index will result in an increase in the Closing Indicative Note Value that is less than 4% of your initial investment.

PS-13

The leverage of the notes is reset daily, and the effective leverage of the notes during any given day may be greater than or less than 4.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event). Resetting the Closing Indicative Note Value has the effect of resetting the then-current leverage to approximately 4.0. During any given day, the effective leverage of the notes will depend on intraday changes in the level of the Index and any change in the level of the Index on any day may cause the effective leverage to be greater than or less than 4.0. If the level of the Index on any day has increased from the Closing Index Level on the preceding day, the effective leverage of the notes will be less than 4.0 (e.g. 3.5, 2.0, 0.5); conversely, if the level of the Index on any day has decreased from the Closing Index Level on the preceding day, the effective leverage of the notes will be greater than 4.0 (e.g., 4.5, 5.0, 5.5). Thus, the effective leverage of the notes at the time that you purchase them may be greater or less than the target leverage of 4.0, depending on the performance of the Index since the leverage was reset. See “—The notes are subject to intraday purchase risk” below.

The notes are subject to our call right, which may result in a forced early redemption and a potential loss on your investment.

We may, in our sole discretion, redeem the notes, in whole or in part, on any Index Business Day after the Initial Trade Date. If we exercise this call right, the term of the affected notes will be reduced. Upon redemption, you will receive, for each note called, a cash payment on the Call Settlement Date equal to the Call Settlement Amount, which will be equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period. The Call Settlement Amount may be less than the price you paid for the notes, and you may lose some, or all, of your initial investment.

On the Call Settlement Date, BMO will redeem the notes and, in exchange, will pay investors holding the notes an amount in cash equal to the Call Settlement Amount. Once redeemed, the notes will cease to be outstanding on the Call Settlement Date and investors will have no further rights under the notes after the Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are called prior to maturity.

If we exercise our call right, the Call Settlement Amount will be determined over a five-day Call Measurement Period, and you will not participate in any future performance of the Index after such Call Measurement Period.

If we exercise our call right, the Call Measurement Period will consist of five consecutive Index Business Days. If the level of the Index decreases on one or more Index Business Days in the Call Measurement Period, the Call Settlement Amount will be adversely affected, and any such decrease could offset increases on other Index Business Days in the Call Measurement Period.

In addition, the Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. Once the Call Measurement Period concludes, the Call Settlement Amount will be determined and you will no longer have the ability to participate in the future performance of the Index. Therefore, if the level of the Index increases between the last Index Business Day in the Call Measurement Period and the Call Settlement Date, you will not participate in any such increase and may lose out on substantial gains.

The exercise of our call right may adversely affect the value of, or your ability to sell, your notes in the secondary market.

Our election to exercise our call right may adversely affect your ability to sell your notes, and/or the price at which you may be able to sell your notes in the secondary market prior to the Call Settlement Date.

PS-14

Investors who purchase the notes in the secondary market at a price greater than the Call Settlement Amount will incur a loss if the notes are called. Similarly, investors who sell the notes in the secondary market at a price below the Call Settlement Amount that they would have received had they held the notes through the Call Settlement Date will forgo the opportunity to receive a higher amount and will experience a lower return than if they had held the notes until the Call Settlement Date. In either case, investors may suffer losses, which could be significant. No additional compensation will be paid for the loss of the potential investment opportunity of holding the notes.

We will exercise our call right without taking your interests into account. Consequently, a potential conflict between our interests and those of the noteholders exists with respect to our call right.

If we exercise our call right, the Call Settlement Amount may be less than the Closing Indicative Note Value at the time we give notice.

The Call Settlement Amount will be based on the average of the closing Indicative Note Values during the Call Measurement Period, which will commence after the date we deliver the call notice. The level of the Index and closing Indicative Note Value may fluctuate significantly between the date we deliver the call notice and the Call Measurement Period—including as a result of trading activity by us or our affiliates—potentially resulting in a Call Settlement Amount that is lower than both your purchase price and the indicative value at the time of the call notice.

If we exercise our call right, we will cause a call notice to be delivered solely to DTC.

If we exercise our call right, we will cause a call notice to be delivered solely to DTC, in accordance with its applicable policies and procedures. The notes will be issued in book-entry form and represented by a global security deposited with, and registered in the name of, DTC or its nominee. Accordingly, DTC will be the sole registered holder of the notes, and beneficial owners will not receive notices directly from us.

Beneficial owners should contact their broker, bank, or other intermediary through which they hold notes to obtain information about any notices and related procedures. We are not responsible for, and have no control over, the manner in which any intermediary provides notices to beneficial owners.

You will not have any ownership rights in the Index constituents.

You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except to the extent that dividend payments are reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

The Closing Index Levels used to calculate the payment at maturity, call or upon a redemption may be less than those levels on the Maturity Date, Call Settlement Date, Redemption Date or at other times during the term of the notes.

The Closing Index Level on the Maturity Date, Call Settlement Date or Redemption Date or at other times during the term of the notes, including dates near the Final Measurement Period, Call Measurement Period or Redemption Measurement Period, as applicable, could be greater than any of the Closing Index Levels during the Final Measurement Period, Call Measurement Period or Redemption Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the Closing Index Level after the Final Measurement Period, Call Measurement Period or Redemption Measurement Period, as applicable, or if there is a significant decrease in the Closing Index Level around the Final Measurement Period, Call Measurement Period or Redemption Measurement Period, as applicable, or if there is significant volatility in the Closing Index Level during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

PS-15

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Period will commence on the Redemption Calculation Date. You will not know the Redemption Amount until after last Index Business Day in the Redemption Measurement Period. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian tax authorities regarding the tax treatment of the notes, and the Internal Revenue Service, Canada Revenue Agency or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are considering whether, among other issues, an investor in prepaid forward contracts or other similar instruments should be required to accrue income over the term of an instrument such as the notes even though that investor will not receive any payments with respect to the notes until maturity (or early redemption) and whether all or part of the gain an investor may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

With respect to Canadian withholding tax on interest paid or credited or deemed to be paid or credited on a note (including amounts on account or in lieu of payment of, or in satisfaction of, interest), the administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer or the debt obligation can be considered to be a substitute for a direct investment in the underlying securities in an index where dividends or gains on those underlying securities would be subject to tax in Canada if held directly by the Holder. Where there is such a material connection or the notes can be considered to be such a substitute, amounts paid or credited or deemed to be paid or credited as, on account of or in lieu of or in satisfaction of interest, on the notes may be subject to Canadian withholding tax, subject to any relief that may be available under an applicable income tax treaty or convention.

PS-16

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement. You should consult your tax adviser about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Note Value and the Closing Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Note Value is calculated by ICE Data Indices, LLC (“ICE Data”). The Intraday Indicative Note Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Note Value will be $0. Because the Intraday Indicative Note Value uses an intraday level of the Index for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Closing Index Level may cause a significant variation between the Closing Indicative Note Value and the Intraday Indicative Note Value on any date of determination. The Intraday Indicative Note Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 4. Consequently, the Intraday Indicative Note Value may vary significantly from the previous or next Index Business Day’s Closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Note Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Note Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the marketplace or the notes are called, in which case investors will receive a cash payment based on the Closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Note Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Note Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Note Value may be delayed, particularly if the publication of the intraday level of the Index is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes are listed on the NYSE under the ticker symbol “SPYU.” However, no assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained.

Although the title of the notes includes the words “exchange-traded notes”, we are not obligated to maintain the listing of the notes on the NYSE or any other exchange. The notes may cease to be listed on the NYSE or any other exchange because we elect in our sole discretion to discontinue the listing of the notes on any exchange. We may elect to discontinue the listing of the notes at any time and for any reason, including in connection with a decision to discontinue further issuances and sales of the notes. In addition, the notes may cease to be listed on the NYSE or any other exchange because they cease to meet the listing requirements of the exchange. For example, in the event that there is a material change in the Index that causes the Index to no longer meet the exchange’s listing requirements.

PS-17

If the notes cease to be listed on the NYSE or any other exchange, the liquidity of the notes is likely to be significantly adversely affected and the notes may trade at a significant discount to their indicative value. If the notes ceased to be listed on an exchange, the words “exchange-traded notes” will nevertheless continue to be included in their title. If the notes are delisted, they will no longer trade on a national securities exchange and the liquidity of the notes is likely to be significantly adversely affected. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Note Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the period you hold the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Note Value or Closing Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Closing Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Closing Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisers before purchasing or selling the notes, especially if they are trading at a premium.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the level of the Index on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

PS-18

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the Closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the leverage exposure is fixed after the close of each Exchange Business Day (subject to the occurrence of a Market Disruption Event) and does not change intraday as the level of the Index increases or decreases, the effective leverage amount of the notes decreases when the level of the Index increases and the effective leverage amount of the notes increases when the level of the Index decreases. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the level of the Index since the Closing Index Level on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the Closing Indicative Note Value for the notes was $25 on the prior Index Business Day and the Closing Index Level on the prior Index Business Day was 100.00.

A	B	C	D	E
Index Level	% Change in Index Level	Hypothetical Price for 4x Notes C=$25*(1+4*B)	Hypothetical Notional Exposure for 4x Notes D=$25*(1+B)*4	Effective Leverage Amount of 4x Notes E=D/C
120.00	20%	$45.00	$120.00	2.67
115.00	15%	$40.00	$115.00	2.88
110.00	10%	$35.00	$110.00	3.14
105.00	5%	$30.00	$105.00	3.50
104.00	4%	$29.00	$104.00	3.59
103.00	3%	$28.00	$103.00	3.68
102.00	2%	$27.00	$102.00	3.78
101.00	1%	$26.00	$101.00	3.88
100.00	0%	$25.00	$100.00	4.00
99.00	-1%	$24.00	$99.00	4.13
98.00	-2%	$23.00	$98.00	4.26
97.00	-3%	$22.00	$97.00	4.41
96.00	-4%	$21.00	$96.00	4.57
95.00	-5%	$20.00	$95.00	4.75
85.00	-15%	$10.00	$85.00	8.50
80.00	-20%	$5.00	$80.00	16.00

The table above shows that if the level of the Index increases during the Index Business Day, your effective exposure decreases from four times leveraged long. For example, if the level of the Index increases by 20%, your effective exposure decreases from 4.00x to 2.67x.

The table above also shows that if the level of the Index decreases during the Index Business Day, your effective exposure increases from four times leveraged long. For example, if the level of the Index decreases by 20%, your effective exposure increases from 4.00x to 16.00x.

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

PS-19

In addition to the conflicts of interest noted in that section, please note that we will have the rights set forth in the “Summary” section above, including the right to elect to increase the Financing Spread, up to the limits set forth in the “Summary” section.

Risks Relating to the Index

Historical values of the Index should not be taken as an indication of the future performance of the Index during the term of the notes.

It is impossible to predict whether the value of the Index will fall or rise. The value of the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the Index. Accordingly, any historical values of the Index do not provide an indication of the future performance of the Index.

Changes that affect the Index may adversely affect the value of the notes and any payments on the notes.

The policies of the Index Sponsor concerning the calculation of the Index and the addition, deletion or substitution of the Index constituents and the manner in which the Index Sponsor takes account of certain changes affecting such Index constituents may affect the value of the Index and, therefore, may affect the value of the notes and any payments on the notes. The Index Sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the notes.

We cannot control actions by any of the unaffiliated companies whose securities are included in the Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the Closing Index Level on any date and the value of the notes. We are not affiliated with any of the companies whose securities are included in the Index. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

We and our affiliates have no affiliation with the Index Sponsor and have not independently verified its public disclosure of information.

We and our affiliates are not affiliated in any way with the Index Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the Index and the Index Sponsor contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the Index and the Index Sponsor. The Index Sponsor will not be involved in the offering of the notes made hereby in any way nor will have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

PS-20

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances and are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the notes are not indicative of the future results of the Index or the notes. The actual performance of the Index and the notes will vary, perhaps significantly, from the examples illustrated below.

For ease of review, the following examples cover a 22-day period. However, the notes are not intended to be “buy and hold” investments, and are not intended to be held to maturity. Instead, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. The notes are designed to reflect a 4x leveraged long exposure to the performance of the Index on a daily basis, before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from four times the return on a direct long investment in the Index. The notes are designed to achieve their stated investment objectives on a daily basis. The performance of the notes over different periods of time can differ significantly from their stated daily objectives. The notes are considerably riskier than securities that have intermediate- or long-term investment objectives, and are not suitable for investors who plan to hold them for a period of more than one day or who have a “buy and hold” strategy. Investors should actively and continuously monitor their investments in the notes on an intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively impacted in complex ways by the volatility of the Index on a daily or intraday basis. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. Accordingly, the notes should be purchased only by sophisticated investors who understand and can bear the potential risks and consequences of the notes that are designed to provide exposure to the leveraged performance of the Index on a daily basis and that will be highly volatile and may experience significant losses, up to the entire amount invested, in a short period of time.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to the tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index appreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the notes’ performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least daily. Please see the section “—Illustrations of the “Decay” Effect on the Notes” below.

The Closing Indicative Note Value will reflect the daily deduction of the Daily Investor Fee and the Daily Financing Charge. If the level of the Index decreases or does not increase sufficiently, after giving effect to the decay effect caused by the daily resetting of the leverage, to offset the Daily Investor Fee and the Daily Financing Charge and, in the case of an Early Redemption, the Redemption Fee Amount over the period you hold the notes, the value of the notes will decline and you will lose some or all of your investment.

We have shown two sets of examples: 1 to 4 and 5 to 8. Examples 1 to 4 are based upon the minimum Financing Spread of 2.00%. Examples 5 to 8 show the impact if we elect to increase this amount to the maximum extent described above, to a Financing Spread of 4.00%. All of these examples assume that the Federal Reserve Bank Prime Loan Rate remains constant at 8.50% during the relevant period. The assumed Federal Reserve Bank Prime Loan Rate is not a prediction or indication of that rate throughout the term of the notes. The actual Federal Reserve Bank Prime Loan Rate will fluctuate over time and we cannot predict the actual Federal Reserve Bank Prime Loan Rate on any day.

We have included examples in which the level of the Index alternatively increases and decreases at a constant rate of 3.00% per day, with the level of the Index decreasing by 0.99 points by day 22 (Examples 1 and 5), with a Note Return of -16.42% (Example 1) and -16.73% (Example 5); we have also included examples in which the level of the Index decreases at a constant rate of 3.00% per day, decreasing -48.83 points by day 22 (Examples 2 and 6), with a Note Return of -94.13% (Example 2) and -94.15% (Example 6).

PS-21

Examples 3 and 4, and examples 7 and 8, highlight the effect of volatility in the Index. In Example 3 and 7, the level of the Index increases by a constant 1.00% per day, with an increase of 24.47 points by day 22 and a Note Return of 132.57% (Example 3) and 131.77% (Example 7). In contrast, in Examples 4 and 8, at day 22, the level of the Index has increased 24.87 points; however, due to the volatility of the Index on a daily basis, the Note Return is -66.69% (in Example 4) and -66.84% in Example 8), resulting in significant differences from the Note Returns in Example 3 and 7.

The following examples are based on a hypothetical principal amount of $25 per note and a hypothetical Initial Index Level of 100. For ease of analysis and presentation, the examples below assume that the notes were purchased on the Initial Trade Date at the Closing Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-8, the Daily Investor Fee and the Daily Financing Charge assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

These examples highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Closing Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Closing Indicative Note Value is dependent on the path taken by the level of the Index to arrive at its ending level. The figures in these examples have been rounded for convenience.

We cannot predict the actual level of the Index at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the level of the Index and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Closing Index Levels during the term of the notes and during the Final Measurement Period, Call Measurement Period or Redemption Measurement Period, as applicable, the Daily Investor Fee, Daily Financing Charge, Index volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount to be paid in respect of the notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in this section.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the notes are not indicative of the future results of the Index or the notes. The actual performance of the Index and the notes will vary, perhaps significantly, from the examples illustrated below.

PS-22

Examples 1-4: Minimum Amount of the Daily Financing Rate

Example 1: The Index level alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	10.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-16.42%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.02158	$103.0000	$75.0222	$27.9778	11.91%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.02415	$108.5538	$83.9582	$24.5956	-12.09%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.02123	$101.3337	$73.8086	$27.5252	11.91%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.02375	$106.7977	$82.6000	$24.1977	-12.09%
5	102.81	3.0%	1.03	$0.0006	$0.0034	$0.02088	$99.6944	$72.6145	$27.0799	11.91%
6	99.73	-3.0%	0.97	$0.0007	$0.0041	$0.02337	$105.0700	$81.2637	$23.8062	-12.09%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.02055	$98.0816	$71.4398	$26.6418	11.91%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.02299	$103.3702	$79.9491	$23.4211	-12.09%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.02021	$96.4950	$70.2841	$26.2108	11.91%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.02262	$101.6980	$78.6557	$23.0422	-12.09%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.01989	$94.9339	$69.1471	$25.7868	11.91%
12	99.46	-3.0%	0.97	$0.0007	$0.0079	$0.02225	$100.0528	$77.3833	$22.6695	-12.09%
13	102.45	3.0%	1.03	$0.0006	$0.0085	$0.01956	$93.3982	$68.0285	$25.3696	11.91%
14	99.37	-3.0%	0.97	$0.0007	$0.0092	$0.02189	$98.4342	$76.1315	$22.3027	-12.09%
15	102.35	3.0%	1.03	$0.0006	$0.0098	$0.01925	$91.8872	$66.9280	$24.9592	11.91%
16	99.28	-3.0%	0.97	$0.0006	$0.0104	$0.02154	$96.8418	$74.8999	$21.9419	-12.09%
17	102.26	3.0%	1.03	$0.0006	$0.0110	$0.01894	$90.4007	$65.8453	$24.5555	11.91%
18	99.19	-3.0%	0.97	$0.0006	$0.0116	$0.02119	$95.2751	$73.6882	$21.5870	-12.09%
19	102.17	3.0%	1.03	$0.0006	$0.0122	$0.01863	$88.9383	$64.7801	$24.1582	11.91%
20	99.10	-3.0%	0.97	$0.0006	$0.0128	$0.02085	$93.7339	$72.4961	$21.2377	-12.09%
21	102.08	3.0%	1.03	$0.0006	$0.0134	$0.01833	$87.4995	$63.7321	$23.7674	11.91%
22	99.01	-3.0%	0.97	$0.0006	$0.0140	$0.02051	$92.2175	$71.3233	$20.8942	-12.09%

PS-23

Example 2: The Index level decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	10.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-94.13%
Cumulative Index Return	-48.83%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.02158	$97.0000	$75.0222	$21.9778	-12.09%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.01897	$85.2738	$65.9529	$19.3209	-12.09%
3	91.27	-3.0%	0.97	$0.0005	$0.0017	$0.01667	$74.9651	$57.9799	$16.9852	-12.09%
4	88.53	-3.0%	0.97	$0.0004	$0.0022	$0.01466	$65.9026	$50.9708	$14.9319	-12.09%
5	85.87	-3.0%	0.97	$0.0004	$0.0026	$0.01289	$57.9357	$44.8089	$13.1268	-12.09%
6	83.30	-3.0%	0.97	$0.0003	$0.0029	$0.01133	$50.9319	$39.3920	$11.5399	-12.09%
7	80.80	-3.0%	0.97	$0.0003	$0.0032	$0.00996	$44.7748	$34.6300	$10.1449	-12.09%
8	78.37	-3.0%	0.97	$0.0003	$0.0035	$0.00876	$39.3620	$30.4436	$8.9185	-12.09%
9	76.02	-3.0%	0.97	$0.0002	$0.0037	$0.00770	$34.6036	$26.7633	$7.8403	-12.09%
10	73.74	-3.0%	0.97	$0.0002	$0.0039	$0.00677	$30.4204	$23.5279	$6.8925	-12.09%
11	71.53	-3.0%	0.97	$0.0002	$0.0041	$0.00595	$26.7429	$20.6836	$6.0593	-12.09%
12	69.38	-3.0%	0.97	$0.0002	$0.0042	$0.00523	$23.5100	$18.1832	$5.3268	-12.09%
13	67.30	-3.0%	0.97	$0.0001	$0.0044	$0.00460	$20.6679	$15.9851	$4.6828	-12.09%
14	65.28	-3.0%	0.97	$0.0001	$0.0045	$0.00404	$18.1694	$14.0526	$4.1167	-12.09%
15	63.33	-3.0%	0.97	$0.0001	$0.0046	$0.00355	$15.9729	$12.3538	$3.6191	-12.09%
16	61.43	-3.0%	0.97	$0.0001	$0.0047	$0.00312	$14.0419	$10.8604	$3.1816	-12.09%
17	59.58	-3.0%	0.97	$0.0001	$0.0048	$0.00275	$12.3444	$9.5475	$2.7969	-12.09%
18	57.80	-3.0%	0.97	$0.0001	$0.0049	$0.00241	$10.8521	$8.3933	$2.4588	-12.09%
19	56.06	-3.0%	0.97	$0.0001	$0.0049	$0.00212	$9.5402	$7.3786	$2.1616	-12.09%
20	54.38	-3.0%	0.97	$0.0001	$0.0050	$0.00187	$8.3869	$6.4866	$1.9003	-12.09%
21	52.75	-3.0%	0.97	$0.0000	$0.0050	$0.00164	$7.3730	$5.7025	$1.6705	-12.09%
22	51.17	-3.0%	0.97	$0.0000	$0.0051	$0.00144	$6.4817	$5.0131	$1.4686	-12.09%

PS-24

Example 3: The Index level increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	10.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	132.57%
Cumulative Index Return	24.47%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.02158	$101.0000	$75.0222	$25.9778	3.91%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.02242	$104.9502	$77.9564	$26.9938	3.91%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.02330	$109.0549	$81.0054	$28.0495	3.91%
4	104.06	1.0%	1.01	$0.0007	$0.0028	$0.02421	$113.3202	$84.1736	$29.1466	3.91%
5	105.10	1.0%	1.01	$0.0008	$0.0035	$0.02515	$117.7522	$87.4657	$30.2865	3.91%
6	106.15	1.0%	1.01	$0.0008	$0.0043	$0.02614	$122.3576	$90.8865	$31.4711	3.91%
7	107.21	1.0%	1.01	$0.0008	$0.0051	$0.02716	$127.1431	$94.4412	$32.7019	3.91%
8	108.29	1.0%	1.01	$0.0009	$0.0060	$0.02822	$132.1158	$98.1349	$33.9809	3.91%
9	109.37	1.0%	1.01	$0.0009	$0.0069	$0.02933	$137.2830	$101.9730	$35.3100	3.91%
10	110.46	1.0%	1.01	$0.0009	$0.0078	$0.03047	$142.6523	$105.9613	$36.6910	3.91%
11	111.57	1.0%	1.01	$0.0010	$0.0087	$0.03166	$148.2315	$110.1055	$38.1260	3.91%
12	112.68	1.0%	1.01	$0.0010	$0.0097	$0.03290	$154.0290	$114.4119	$39.6171	3.91%
13	113.81	1.0%	1.01	$0.0010	$0.0108	$0.03419	$160.0532	$118.8866	$41.1666	3.91%
14	114.95	1.0%	1.01	$0.0011	$0.0118	$0.03553	$166.3131	$123.5364	$42.7767	3.91%
15	116.10	1.0%	1.01	$0.0011	$0.0129	$0.03692	$172.8177	$128.3680	$44.4497	3.91%
16	117.26	1.0%	1.01	$0.0012	$0.0141	$0.03836	$179.5768	$133.3886	$46.1882	3.91%
17	118.43	1.0%	1.01	$0.0012	$0.0153	$0.03986	$186.6002	$138.6056	$47.9946	3.91%
18	119.61	1.0%	1.01	$0.0012	$0.0166	$0.04142	$193.8983	$144.0266	$49.8718	3.91%
19	120.81	1.0%	1.01	$0.0013	$0.0178	$0.04304	$201.4819	$149.6596	$51.8223	3.91%
20	122.02	1.0%	1.01	$0.0013	$0.0192	$0.04472	$209.3620	$155.5129	$53.8491	3.91%
21	123.24	1.0%	1.01	$0.0014	$0.0206	$0.04647	$217.5504	$161.5952	$55.9552	3.91%
22	124.47	1.0%	1.01	$0.0015	$0.0221	$0.04829	$226.0590	$167.9153	$58.1437	3.91%

PS-25

Example 4: The Index level increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	10.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-66.69%
Cumulative Index Return	24.87%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.02158	$110.0000	$75.0222	$34.9778	39.91%
2	112.20	2.0%	1.02	$0.0009	$0.0016	$0.03019	$142.7093	$104.9644	$37.7449	7.91%
3	108.83	-3.0%	0.97	$0.0010	$0.0025	$0.03257	$146.4502	$113.2683	$33.1820	-12.09%
4	97.95	-10.0%	0.90	$0.0009	$0.0034	$0.02864	$119.4550	$99.5754	$19.8797	-40.09%
5	93.05	-5.0%	0.95	$0.0005	$0.0039	$0.01716	$75.5428	$59.6567	$15.8861	-20.09%
6	81.89	-12.0%	0.88	$0.0004	$0.0043	$0.01371	$55.9189	$47.6723	$8.2466	-48.09%
7	78.61	-4.0%	0.96	$0.0002	$0.0046	$0.00712	$31.6671	$24.7472	$6.9198	-16.09%
8	74.68	-5.0%	0.95	$0.0002	$0.0047	$0.00597	$26.2954	$20.7657	$5.5297	-20.09%
9	60.49	-19.0%	0.81	$0.0001	$0.0049	$0.00477	$17.9163	$16.5941	$1.3222	-76.09%
10	71.38	18.0%	1.18	$0.0000	$0.0049	$0.00114	$6.2409	$3.9678	$2.2730	71.91%
11	74.95	5.0%	1.05	$0.0001	$0.0050	$0.00196	$9.5468	$6.8211	$2.7256	19.91%
12	69.70	-7.0%	0.93	$0.0001	$0.0050	$0.00235	$10.1393	$8.1793	$1.9600	-28.09%
13	58.55	-16.0%	0.84	$0.0001	$0.0051	$0.00169	$6.5857	$5.8818	$0.7039	-64.09%
14	53.87	-8.0%	0.92	$0.0000	$0.0051	$0.00061	$2.5902	$2.1122	$0.4780	-32.09%
15	56.02	4.0%	1.04	$0.0000	$0.0051	$0.00041	$1.9885	$1.4344	$0.5541	15.91%
16	70.03	25.0%	1.25	$0.0000	$0.0051	$0.00048	$2.7703	$1.6627	$1.1076	99.91%
17	78.43	12.0%	1.12	$0.0000	$0.0052	$0.00096	$4.9622	$3.3239	$1.6383	47.91%
18	86.27	10.0%	1.10	$0.0000	$0.0052	$0.00141	$7.2085	$4.9164	$2.2922	39.91%
19	96.62	12.0%	1.12	$0.0001	$0.0053	$0.00198	$10.2689	$6.8785	$3.3904	47.91%
20	100.49	4.0%	1.04	$0.0001	$0.0054	$0.00293	$14.1039	$10.1741	$3.9298	15.91%
21	109.53	9.0%	1.09	$0.0001	$0.0055	$0.00339	$17.1340	$11.7929	$5.3410	35.91%
22	124.87	14.0%	1.14	$0.0001	$0.0056	$0.00461	$24.3552	$16.0279	$8.3273	55.91%

PS-26

Examples 5-8: Maximum Amount of the Daily Financing Rate

Example 5: The Index level alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	12.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-16.73%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.02568	$103.0000	$75.0263	$27.9737	11.89%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.02874	$108.5378	$83.9505	$24.5874	-12.11%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.02526	$101.2999	$73.7880	$27.5119	11.89%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.02827	$106.7463	$82.5648	$24.1815	-12.11%
5	102.81	3.0%	1.03	$0.0006	$0.0034	$0.02484	$99.6279	$72.5700	$27.0578	11.89%
6	99.73	-3.0%	0.97	$0.0007	$0.0041	$0.02780	$104.9844	$81.2020	$23.7824	-12.11%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.02443	$97.9834	$71.3722	$26.6112	11.89%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.02734	$103.2515	$79.8617	$23.3898	-12.11%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.02403	$96.3662	$70.1942	$26.1720	11.89%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.02689	$101.5473	$78.5435	$23.0038	-12.11%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.02363	$94.7756	$69.0356	$25.7400	11.89%
12	99.46	-3.0%	0.97	$0.0007	$0.0079	$0.02645	$99.8712	$77.2471	$22.6241	-12.11%
13	102.45	3.0%	1.03	$0.0006	$0.0085	$0.02324	$93.2112	$67.8961	$25.3151	11.89%
14	99.37	-3.0%	0.97	$0.0007	$0.0092	$0.02601	$98.2227	$75.9721	$22.2507	-12.11%
15	102.35	3.0%	1.03	$0.0006	$0.0098	$0.02286	$91.6727	$66.7754	$24.8973	11.89%
16	99.28	-3.0%	0.97	$0.0006	$0.0104	$0.02558	$96.6015	$74.7181	$21.8834	-12.11%
17	102.26	3.0%	1.03	$0.0006	$0.0110	$0.02248	$90.1596	$65.6732	$24.4863	11.89%
18	99.19	-3.0%	0.97	$0.0006	$0.0116	$0.02516	$95.0070	$73.4848	$21.5222	-12.11%
19	102.17	3.0%	1.03	$0.0006	$0.0122	$0.02211	$88.6714	$64.5892	$24.0822	11.89%
20	99.10	-3.0%	0.97	$0.0006	$0.0128	$0.02474	$93.4389	$72.2719	$21.1670	-12.11%
21	102.08	3.0%	1.03	$0.0006	$0.0134	$0.02175	$87.2078	$63.5232	$23.6847	11.89%
22	99.01	-3.0%	0.97	$0.0006	$0.0140	$0.02433	$91.8966	$71.0790	$20.8176	-12.11%

PS-27

Example 6: The Index level decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	12.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-94.15%
Cumulative Index Return	-48.83%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.02568	$97.0000	$75.0263	$21.9737	-12.11%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.02258	$85.2578	$65.9441	$19.3137	-12.11%
3	91.27	-3.0%	0.97	$0.0005	$0.0017	$0.01984	$74.9371	$57.9614	$16.9757	-12.11%
4	88.53	-3.0%	0.97	$0.0004	$0.0022	$0.01744	$65.8657	$50.9450	$14.9207	-12.11%
5	85.87	-3.0%	0.97	$0.0004	$0.0026	$0.01533	$57.8924	$44.7779	$13.1145	-12.11%
6	83.30	-3.0%	0.97	$0.0003	$0.0029	$0.01347	$50.8843	$39.3574	$11.5270	-12.11%
7	80.80	-3.0%	0.97	$0.0003	$0.0032	$0.01184	$44.7246	$34.5930	$10.1316	-12.11%
8	78.37	-3.0%	0.97	$0.0003	$0.0035	$0.01041	$39.3105	$30.4054	$8.9051	-12.11%
9	76.02	-3.0%	0.97	$0.0002	$0.0037	$0.00915	$34.5519	$26.7247	$7.8271	-12.11%
10	73.74	-3.0%	0.97	$0.0002	$0.0039	$0.00804	$30.3692	$23.4896	$6.8796	-12.11%
11	71.53	-3.0%	0.97	$0.0002	$0.0041	$0.00707	$26.6929	$20.6461	$6.0468	-12.11%
12	69.38	-3.0%	0.97	$0.0002	$0.0042	$0.00621	$23.4617	$18.1468	$5.3148	-12.11%
13	67.30	-3.0%	0.97	$0.0001	$0.0044	$0.00546	$20.6216	$15.9501	$4.6715	-12.11%
14	65.28	-3.0%	0.97	$0.0001	$0.0045	$0.00480	$18.1252	$14.0193	$4.1060	-12.11%
15	63.33	-3.0%	0.97	$0.0001	$0.0046	$0.00422	$15.9311	$12.3222	$3.6089	-12.11%
16	61.43	-3.0%	0.97	$0.0001	$0.0047	$0.00371	$14.0026	$10.8306	$3.1720	-12.11%
17	59.58	-3.0%	0.97	$0.0001	$0.0048	$0.00326	$12.3075	$9.5195	$2.7881	-12.11%
18	57.80	-3.0%	0.97	$0.0001	$0.0048	$0.00286	$10.8177	$8.3671	$2.4506	-12.11%
19	56.06	-3.0%	0.97	$0.0001	$0.0049	$0.00252	$9.5082	$7.3542	$2.1539	-12.11%
20	54.38	-3.0%	0.97	$0.0001	$0.0050	$0.00221	$8.3572	$6.4640	$1.8932	-12.11%
21	52.75	-3.0%	0.97	$0.0000	$0.0050	$0.00195	$7.3455	$5.6815	$1.6640	-12.11%
22	51.17	-3.0%	0.97	$0.0000	$0.0051	$0.00171	$6.4563	$4.9937	$1.4626	-12.11%

PS-28

Example 7: The Index level increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	12.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	131.77%
Cumulative Index Return	24.47%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.02568	$101.0000	$75.0263	$25.9737	3.89%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.02669	$104.9336	$77.9484	$26.9852	3.89%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.02772	$109.0204	$80.9842	$28.0362	3.89%
4	104.06	1.0%	1.01	$0.0007	$0.0028	$0.02880	$113.2664	$84.1382	$29.1281	3.89%
5	105.10	1.0%	1.01	$0.0008	$0.0035	$0.02993	$117.6777	$87.4151	$30.2626	3.89%
6	106.15	1.0%	1.01	$0.0008	$0.0043	$0.03109	$122.2609	$90.8196	$31.4412	3.89%
7	107.21	1.0%	1.01	$0.0008	$0.0051	$0.03230	$127.0225	$94.3568	$32.6657	3.89%
8	108.29	1.0%	1.01	$0.0009	$0.0060	$0.03356	$131.9696	$98.0316	$33.9380	3.89%
9	109.37	1.0%	1.01	$0.0009	$0.0069	$0.03487	$137.1094	$101.8496	$35.2597	3.89%
10	110.46	1.0%	1.01	$0.0009	$0.0078	$0.03623	$142.4493	$105.8163	$36.6330	3.89%
11	111.57	1.0%	1.01	$0.0010	$0.0087	$0.03764	$147.9972	$109.9375	$38.0597	3.89%
12	112.68	1.0%	1.01	$0.0010	$0.0097	$0.03910	$153.7612	$114.2192	$39.5420	3.89%
13	113.81	1.0%	1.01	$0.0010	$0.0107	$0.04063	$159.7497	$118.6676	$41.0820	3.89%
14	114.95	1.0%	1.01	$0.0011	$0.0118	$0.04221	$165.9714	$123.2893	$42.6820	3.89%
15	116.10	1.0%	1.01	$0.0011	$0.0129	$0.04385	$172.4354	$128.0910	$44.3443	3.89%
16	117.26	1.0%	1.01	$0.0012	$0.0141	$0.04556	$179.1512	$133.0797	$46.0714	3.89%
17	118.43	1.0%	1.01	$0.0012	$0.0153	$0.04733	$186.1285	$138.2627	$47.8657	3.89%
18	119.61	1.0%	1.01	$0.0012	$0.0165	$0.04918	$193.3775	$143.6476	$49.7299	3.89%
19	120.81	1.0%	1.01	$0.0013	$0.0178	$0.05109	$200.9089	$149.2422	$51.6667	3.89%
20	122.02	1.0%	1.01	$0.0013	$0.0192	$0.05308	$208.7337	$155.0547	$53.6790	3.89%
21	123.24	1.0%	1.01	$0.0014	$0.0206	$0.05515	$216.8631	$161.0935	$55.7696	3.89%
22	124.47	1.0%	1.01	$0.0015	$0.0220	$0.05730	$225.3092	$167.3676	$57.9416	3.89%

PS-29

Example 8: The Index level increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	4
Daily Financing Factor	3
Daily Financing Rate	12.50%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-66.84%
Cumulative Index Return	24.87%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00				$0.0000		$100.00	$75.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.02568	$110.0000	$75.0263	$34.9737	39.89%
2	112.20	2.0%	1.02	$0.0009	$0.0016	$0.03593	$142.6926	$104.9578	$37.7347	7.89%
3	108.83	-3.0%	0.97	$0.0010	$0.0025	$0.03877	$146.4107	$113.2439	$33.1668	-12.11%
4	97.95	-10.0%	0.90	$0.0009	$0.0034	$0.03408	$119.4005	$99.5353	$19.8651	-40.11%
5	93.05	-5.0%	0.95	$0.0005	$0.0039	$0.02041	$75.4875	$59.6163	$15.8712	-20.11%
6	81.89	-12.0%	0.88	$0.0004	$0.0043	$0.01631	$55.8666	$47.6303	$8.2363	-48.11%
7	78.61	-4.0%	0.96	$0.0002	$0.0046	$0.00846	$31.6274	$24.7176	$6.9098	-16.11%
8	74.68	-5.0%	0.95	$0.0002	$0.0047	$0.00710	$26.2573	$20.7367	$5.5206	-20.11%
9	60.49	-19.0%	0.81	$0.0001	$0.0049	$0.00567	$17.8867	$16.5675	$1.3191	-76.11%
10	71.38	18.0%	1.18	$0.0000	$0.0049	$0.00136	$6.2263	$3.9588	$2.2675	71.89%
11	74.95	5.0%	1.05	$0.0001	$0.0050	$0.00233	$9.5235	$6.8049	$2.7186	19.89%
12	69.70	-7.0%	0.93	$0.0001	$0.0050	$0.00279	$10.1132	$8.1587	$1.9545	-28.11%
13	58.55	-16.0%	0.84	$0.0001	$0.0051	$0.00201	$6.5672	$5.8657	$0.7016	-64.11%
14	53.87	-8.0%	0.92	$0.0000	$0.0051	$0.00072	$2.5818	$2.1055	$0.4763	-32.11%
15	56.02	4.0%	1.04	$0.0000	$0.0051	$0.00049	$1.9815	$1.4295	$0.5520	15.89%
16	70.03	25.0%	1.25	$0.0000	$0.0051	$0.00057	$2.7602	$1.6567	$1.1035	99.89%
17	78.43	12.0%	1.12	$0.0000	$0.0052	$0.00113	$4.9437	$3.3117	$1.6320	47.89%
18	86.27	10.0%	1.10	$0.0000	$0.0052	$0.00168	$7.1809	$4.8978	$2.2831	39.89%
19	96.62	12.0%	1.12	$0.0001	$0.0053	$0.00235	$10.2283	$6.8517	$3.3766	47.89%
20	100.49	4.0%	1.04	$0.0001	$0.0054	$0.00347	$14.0467	$10.1334	$3.9133	15.89%
21	109.53	9.0%	1.09	$0.0001	$0.0055	$0.00402	$17.0620	$11.7440	$5.3180	35.89%
22	124.87	14.0%	1.14	$0.0001	$0.0056	$0.00546	$24.2499	$15.9595	$8.2904	55.89%

PS-30

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Financing Charge, and assuming a constant daily leverage and volatility over time.

Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees and a Daily Financing Rate of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Financing Rate were included, the notes’ performance would be different than shown.

Because the return on the notes is linked to a four times leveraged participation in the performance of the Index, compounded daily, the notes might be incorrectly expected to achieve a 40% return on a yearly basis if the Index return was 10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return -43.94%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the Index performance times 4.0 leverage; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the Index performance times 4.0 leverage.

This table highlights the impact of leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. This table should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Closing Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Closing Indicative Note Value is dependent on the path taken by the level of the Index to arrive at its ending level. The figures in this table have been rounded for convenience.

PS-31

		Index Volatility
One Year Index Performance	Four Times (4x) One Year Index Performance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	-300%	-99.61%	-99.62%	-99.63%	-99.66%	-99.69%	-99.73%	-99.77%	-99.81%	-99.85%	-99.88%	-99.91%	-99.94%	-99.95%	-99.97%	-99.98%
-70%	-280%	-99.19%	-99.20%	-99.24%	-99.29%	-99.36%	-99.44%	-99.53%	-99.61%	-99.69%	-99.76%	-99.82%	-99.87%	-99.91%	-99.94%	-99.96%
-65%	-260%	-98.50%	-98.52%	-98.59%	-98.69%	-98.82%	-98.97%	-99.13%	-99.28%	-99.43%	-99.55%	-99.67%	-99.76%	-99.83%	-99.88%	-99.92%
-60%	-240%	-97.44%	-97.48%	-97.59%	-97.76%	-97.99%	-98.24%	-98.51%	-98.77%	-99.02%	-99.24%	-99.43%	-99.58%	-99.70%	-99.80%	-99.86%
-55%	-220%	-95.90%	-95.96%	-96.14%	-96.42%	-96.77%	-97.18%	-97.61%	-98.03%	-98.43%	-98.78%	-99.09%	-99.33%	-99.53%	-99.67%	-99.78%
-50%	-200%	-93.75%	-93.84%	-94.11%	-94.54%	-95.08%	-95.70%	-96.36%	-97.00%	-97.61%	-98.15%	-98.61%	-98.98%	-99.28%	-99.50%	-99.67%
-45%	-180%	-90.85%	-90.99%	-91.38%	-92.00%	-92.80%	-93.71%	-94.67%	-95.61%	-96.50%	-97.28%	-97.96%	-98.51%	-98.94%	-99.27%	-99.52%
-40%	-160%	-87.04%	-87.23%	-87.79%	-88.68%	-89.81%	-91.09%	-92.45%	-93.79%	-95.04%	-96.15%	-97.11%	-97.89%	-98.51%	-98.97%	-99.31%
-35%	-140%	-82.15%	-82.42%	-83.19%	-84.40%	-85.96%	-87.73%	-89.60%	-91.44%	-93.17%	-94.70%	-96.02%	-97.09%	-97.94%	-98.59%	-99.06%
-30%	-120%	-75.99%	-76.35%	-77.39%	-79.02%	-81.11%	-83.50%	-86.01%	-88.49%	-90.81%	-92.88%	-94.64%	-96.09%	-97.23%	-98.10%	-98.73%
-25%	-100%	-68.36%	-68.83%	-70.20%	-72.36%	-75.11%	-78.25%	-81.56%	-84.83%	-87.89%	-90.61%	-92.94%	-94.85%	-96.35%	-97.49%	-98.33%
-20%	-80%	-59.04%	-59.65%	-61.43%	-64.21%	-67.78%	-71.85%	-76.13%	-80.36%	-84.32%	-87.85%	-90.86%	-93.33%	-95.28%	-96.75%	-97.83%
-15%	-60%	-47.80%	-48.58%	-50.84%	-54.39%	-58.94%	-64.12%	-69.58%	-74.97%	-80.01%	-84.51%	-88.35%	-91.50%	-93.98%	-95.86%	-97.24%
-10%	-40%	-34.39%	-35.37%	-38.21%	-42.68%	-48.39%	-54.91%	-61.77%	-68.54%	-74.88%	-80.53%	-85.36%	-89.32%	-92.43%	-94.80%	-96.53%
-5%	-20%	-18.55%	-19.76%	-23.29%	-28.84%	-35.93%	-44.02%	-52.53%	-60.94%	-68.81%	-75.83%	-81.83%	-86.74%	-90.61%	-93.54%	-95.69%
0%	0%	0.00%	-1.49%	-5.82%	-12.63%	-21.34%	-31.27%	-41.73%	-52.05%	-61.71%	-70.33%	-77.69%	-83.72%	-88.47%	-92.07%	-94.71%
5%	20%	21.55%	19.74%	14.47%	6.20%	-4.38%	-16.46%	-29.17%	-41.72%	-53.46%	-63.93%	-72.88%	-80.21%	-85.98%	-90.37%	-93.57%
10%	40%	46.41%	44.23%	37.88%	27.92%	15.17%	0.63%	-14.68%	-29.80%	-43.94%	-56.56%	-67.33%	-76.16%	-83.12%	-88.40%	-92.26%
15%	60%	74.90%	72.30%	64.72%	52.81%	37.58%	20.21%	1.92%	-16.13%	-33.03%	-48.11%	-60.97%	-71.52%	-79.83%	-86.14%	-90.75%
20%	80%	107.36%	104.27%	95.28%	81.17%	63.12%	42.52%	20.84%	-0.57%	-20.60%	-38.47%	-53.73%	-66.23%	-76.09%	-83.56%	-89.04%
25%	100%	144.14%	140.51%	129.92%	113.31%	92.05%	67.80%	42.27%	17.07%	-6.52%	-27.56%	-45.52%	-60.24%	-71.84%	-80.65%	-87.09%
30%	120%	185.61%	181.36%	168.98%	149.54%	124.67%	96.30%	66.44%	36.95%	9.36%	-15.26%	-36.27%	-53.49%	-67.06%	-77.36%	-84.90%
35%	140%	232.15%	227.21%	212.81%	190.21%	161.28%	128.28%	93.56%	59.27%	27.18%	-1.45%	-25.89%	-45.91%	-61.69%	-73.67%	-82.44%
40%	160%	284.16%	278.44%	261.79%	235.65%	202.19%	164.03%	123.87%	84.21%	47.09%	13.98%	-14.28%	-37.44%	-55.70%	-69.55%	-79.69%
45%	180%	342.05%	335.47%	316.31%	286.23%	247.73%	203.82%	157.60%	111.97%	69.26%	31.16%	-1.37%	-28.02%	-49.02%	-64.96%	-76.63%
50%	200%	406.25%	398.71%	376.77%	342.32%	298.23%	247.94%	195.02%	142.75%	93.84%	50.21%	12.96%	-17.56%	-41.62%	-59.87%	-73.24%
55%	220%	477.20%	468.61%	443.59%	404.31%	354.04%	296.70%	236.36%	176.77%	121.01%	71.26%	28.79%	-6.01%	-33.43%	-54.25%	-69.49%
60%	240%	555.36%	545.60%	517.19%	472.60%	415.52%	350.42%	281.91%	214.25%	150.93%	94.45%	46.23%	6.72%	-24.42%	-48.06%	-65.35%
65%	260%	641.20%	630.17%	598.04%	547.60%	483.05%	409.42%	331.93%	255.41%	183.80%	119.92%	65.38%	20.70%	-14.52%	-41.25%	-60.82%
70%	280%	735.21%	722.78%	686.57%	629.74%	557.00%	474.03%	386.72%	300.49%	219.80%	147.82%	86.36%	36.00%	-3.68%	-33.80%	-55.85%
75%	300%	837.89%	823.93%	783.27%	719.45%	637.77%	544.60%	446.55%	349.72%	259.11%	178.28%	109.27%	52.72%	8.16%	-25.66%	-50.42%
		Numbers in red font highlight scenarios where the notes are expected to perform negatively. Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the Index performance times the Daily Leverage Factor; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the Index performance times the Daily Leverage Factor. Please note that the table above is not a representation as to the notes' actual returns, which may be materially different than the scenarios shown above, as a result of a variety of factors, including the decay effects described above, as well as the Daily Investor Fee and the Daily Financing Charge.

PS-32

Illustrations of the “Decay” Effect on the Notes

The daily resetting of the notes’ leveraged exposure to the Index is expected to cause the notes to experience a “decay” effect, which worsens over time and increases with the volatility of the Index. The decay effect refers to the tendency of the notes to lose value over time, regardless of the performance of the Index. The decay effect occurs any time the Index moves in a direction on one day that is different from the direction it moved on the prior day. If the Index increases one day and decreases the next, the resetting of the leveraged exposure based on the higher value after the first day means that a greater amount of value is exposed to the decrease on the next day than if the leveraged exposure had not been reset; and if the Index decreases one day and increases the next, the resetting of the leveraged exposure based on the lower value after the first day means that a smaller amount is exposed to the increase on the next day. One consequence of this daily resetting of leverage is that, if the Index moves in one direction from Day 0 to Day 1 and then returns to its Day 0 level on Day 2, the Closing Indicative Note Value of the notes will be lower on Day 2 than it was on Day 0, even though the Closing Index Level is the same on Day 2 as it was on Day 0. As a result of this decay effect, it is extremely likely that the value of the notes will decline to near zero (absent reverse splits) by the Maturity Date, and likely significantly sooner. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate-or long-term investment is very likely to sustain significant losses, even if the level of the Index increases over the relevant time period. Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes are not intended to be “buy and hold” investments. Investors should actively and frequently monitor their investments in the notes on a daily or intraday basis, and any decision to hold the notes for more than one day should be made with great care and only as the result of a series of daily (or more frequent) investment decisions to remain invested in the notes for the next one-day period.

The examples below are designed to illustrate the decay effect on the Closing Indicative Note Value of the notes over a short period of time. To isolate the decay effect, the examples below disregard the effects of the Daily Investor Fee and the Daily Financing Charge. If the Daily Investor Fee and the Daily Financing Charge were also taken into account, then the hypothetical Closing Indicative Note Values below would be even lower.

Each of the examples below illustrates hypothetical daily fluctuations in the Closing Index Level over a period of 10 Index Business Days. By showing changes over 10 Index Business Days, we are not suggesting that 10 Index Business Days is an appropriate period of time to hold the notes. Rather, we are showing changes over 10 Index Business Days to illustrate how the decay effect increases over a number of days, and to illustrate the risks of holding the notes for more than one Index Business Day. As described elsewhere in this pricing supplement, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks.

In each of the examples below, the Closing Index Level is the same at the end of the hypothetical 10 Index Business Day period as it was at the beginning of the period. We are showing examples on this basis to illustrate how the decay effect has an impact on the Closing Indicative Note Value of the notes that is independent from the directional performance of the Index. If the Index were to move in an adverse direction (i.e., lower in the case of the notes) over the relevant time period, the Closing Indicative Note Values would be lower than in the examples illustrated below.

The examples below are based on a hypothetical Closing Index Level of 100 and a hypothetical Closing Indicative Note Value of $100 at the beginning of the hypothetical 10 Index Business Day period.

PS-33

Example 1. The Closing Index Level fluctuates by 1% per day.

In this example, the Index fluctuates by 1% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	101.00	1.0%	104.00	4.00%
2	100.00	0.0%	99.88	-0.12%
3	99.00	-1.0%	95.89	-4.11%
4	100.00	0.0%	99.76	-0.24%
5	101.00	1.0%	103.75	3.75%
6	100.00	0.0%	99.64	-0.36%
7	99.00	-1.0%	95.66	-4.34%
8	100.00	0.0%	99.52	-0.48%
9	101.00	1.0%	103.50	3.50%
10	100.00	0.0%	99.40	-0.60%

In this example, although the Closing Index Level fluctuated within a narrow range around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -0.60% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

PS-34

Example 2. The Closing Index Level fluctuates by 5% per day.

In this example, the Index fluctuates by 5% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	105.00	5.0%	120.00	20.00%
2	100.00	0.0%	97.14	-2.86%
3	95.00	-5.0%	77.71	-22.29%
4	100.00	0.0%	94.08	-5.92%
5	105.00	5.0%	112.89	12.89%
6	100.00	0.0%	91.39	-8.61%
7	95.00	-5.0%	73.11	-26.89%
8	100.00	0.0%	88.50	-11.50%
9	105.00	5.0%	106.20	6.20%
10	100.00	0.0%	85.97	-14.03%

In this example, although the Closing Index Level fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -14.03% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

PS-35

Example 3. The Closing Index Level fluctuates by 12% per day.

In this example, the Index fluctuates by 12% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	112.00	12.0%	148.00	48.00%
2	100.00	0.0%	84.57	-15.43%
3	88.00	-12.0%	43.98	-56.02%
4	100.00	0.0%	67.96	-32.04%
5	112.00	12.0%	100.59	0.59%
6	100.00	0.0%	57.48	-42.52%
7	88.00	-12.0%	29.89	-70.11%
8	100.00	0.0%	46.19	-53.81%
9	112.00	12.0%	68.36	-31.64%
10	100.00	0.0%	39.07	-60.93%

In this example, although the Closing Index Level fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -60.93% (before giving effect to the Daily Investor Fee and the Daily Financing Charge).

In this example, the greater magnitude of the daily changes in the Closing Index Level as compared to both of the prior examples results in significantly greater decay, with a decay of -60.93%. The Closing Indicative Note Value experienced this significant decay even though the Closing Index Level concluded the hypothetical 10 Index Business Day period at the same level at which it started. As this example illustrates, the greater the daily fluctuations in the Closing Index Level (i.e., the greater the volatility), the greater the decay.

* * *

In each example, there is no change in the Closing Index Level from Day 0 to Day 10, in order to isolate the decay effect from other factors that affect the Closing Indicative Note Value. If the level of the Index decreases over the same time period, that adverse Index movement would have caused the Closing Indicative Note Value to be even lower. For example, on Day 7 of Example 3 above, the level of the Index was 12% lower than it was on Day 0, and the Closing Indicative Note Value was 70.11% lower on that day than it was on Day 0, for a loss that is greater than 4 times the decline of the Index from Day 0 to Day 7.

The above examples illustrate the following important points about the decay effect over any holding period of more than one day:

The decay effect worsens over time. In each of the examples above, the Closing Index Level returns to the original level of 100 on multiple days during the 10 Index Business Day period. Each time the level returns to 100, the Closing Indicative Note Value is lower than it was on any earlier date on which the Closing Index Level was 100. The same is true for each of the other Closing Index Levels shown in the examples above.

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Although the decay effect worsens over time, it can have a meaningful effect even over a period as short as two days. In Example 3 above, the Closing Index Level falls from 100 to 88 from Day 2 to Day 3 and then returns to 100 on Day 4. Although the Closing Index Level is the same on Day 4 as it was on Day 2, the Closing Indicative Note Value of the notes on Day 4 was lower, and in the case of Example 3, significantly lower, than it was on Day 2.

The decay effect worsens as volatility increases. Volatility refers to the average magnitude of daily fluctuations in the Closing Index Level over any period of time. The daily fluctuations in Example 2 are significantly larger than they are in Example 1, and the daily fluctuations in Example 3 are significantly larger than they are in Example 2. As a result, the decline in the Closing Indicative Note Value in Example 2 is significantly greater than it is in Example 1, and the decline in the Closing Indicative Note Value in Example 3 is significantly greater than it is in Example 2.

The daily compounding of returns will adversely affect the Closing Indicative Note Value of the notes any time the Closing Index Level moves in a different direction on one day than it did on the prior day. If the Closing Index Level increases from Day 0 to Day 1 and then decreases by the same amount from Day 1 to Day 2, or if the Closing Index Level decreases from Day 0 to Day 1 and then increases by the same amount from Day 1 to Day 2, the Closing Indicative Note Value on Day 2 will be lower than it was on Day 0, even though the Closing Index Level on Day 2 is the same as it was on Day 0.

The 4-to-1 leverage ratio does not hold for any period longer than one day. In Example 3 above, the 70.11% loss reflected in the Closing Indicative Note Value from Day 0 to Day 7 was approximately 5.84 times greater than the 12% decline in the Closing Index Level over the same period.

In fact, the Closing Indicative Note Value of the notes may decline significantly over any given time period even if the Closing Index Level from the beginning to the end of that time period increases. For example, in Example 3 above, the Closing Index Level has increased by 12% from Day 0 to Day 9, but the Closing Indicative Note Value was 31.64% lower on Day 9 than it was on Day 0.

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INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Index Sponsor publishes the intraday Index value during normal trading hours on Bloomberg under the ticker symbol “SPXT<Index>.”

The Index Sponsor is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Index Sponsor deems reliable, but the Index Sponsor and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Index Sponsor makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Index Sponsor, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Sponsor, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Sponsor shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Index Sponsor is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday level of the Index published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Note Value, which is our approximation of the value of the notes, will be calculated and published by ICE Data or a successor to the Consolidated Tape and ICE Data Global Index Feed, and will be available on Bloomberg under the ticker symbol “SPYUIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Note Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Note Value and the Closing Indicative Note Value will be $0. The Intraday Long Index Amount will equal the product of (a) the Closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published level of the Index divided by (b) the Closing Index Level on the preceding Index Business Day.

If the Intraday Indicative Note Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Note Value and the Closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

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The Intraday Indicative Note Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Long Index Amount, the Financing Level and the Intraday Index Performance Factor (using, instead of the Closing Index Level for the date of determination, the intraday level of the Index at the time of determination), as described immediately above. Because the intraday level of the Index and the Intraday Long Index Amount are variable, the Intraday Indicative Note Value translates the change in the level of the Index from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Note Value uses an intraday level of the Index for its calculation; therefore, a variation in the intraday level of the Index from the previous Exchange Business Day’s Closing Index Level may cause a significant variation between the Closing Indicative Note Value and the Intraday Indicative Note Value on any date of determination. The Intraday Indicative Note Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 4. Consequently, the Intraday Indicative Note Value may vary significantly from the previous or next Exchange Business Day’s Closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors—The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset daily, and the effective leverage of the notes during any given day may be greater than or less than 4.0.” The Intraday Indicative Note Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Note Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

The Intraday Indicative Note Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors—The Intraday Indicative Note Value and the Closing Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Note Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Note Value of the notes by ICE Data may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Note Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Note Value. The Intraday Indicative Note Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the Minimum Redemption Amount, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors—Risks Relating to Liquidity and the Secondary Market—There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “—The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

Neither the Index Sponsor nor any of its affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Note Values of the notes calculated by ICE Data are derived from sources deemed reliable, but ICE Data and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. ICE Data and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. ICE Data and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

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THE INDEX

We obtained all information contained in this pricing supplement regarding the Index including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the Index Sponsor. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Index in connection with the offer and sale of notes.

In addition, information about the Index may be obtained from other sources including, but not limited to, the Index sponsor’s website (including information regarding the Index’s sector weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Index is accurate or complete.

The Index is the total return version of the S&P 500® Index, in which dividends paid on the applicable securities are included in the level of the Index. The Index is published by S&P Dow Jones and is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The Index covers approximately 80% of the United States equity market. As of the date of this document, to be added to the Index, a company must have a market capitalization of $20.5 billion or more. The Index is reported by Bloomberg L.P. under the ticker symbol “SPXTR.”

Composition of the Index

Changes to the Index are made on an as-needed basis, with no annual or semi-annual reconstitution. Constituent changes are typically announced with at least three business days’ advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones’ U.S. index committee.

Eligibility Criteria

Additions to the Index are evaluated based on the following eligibility criteria. These criteria are for additions to the Index, not for continued membership. A stock may be removed from the Index if it violates the eligibility criteria and if ongoing conditions warrant its removal as described below under “Maintenance of the Index—Deletion from the Index.”

•	Domicile. The company must be a U.S.-domiciled company. The incorporation and/or registration, operational headquarters location and primary stock exchange listing are the principal factors determining country of domicile. Other factors considered include the geographic breakdown of revenue and assets, ownership information, location of officers, directors and employees, investor perception and other factors deemed to be relevant by the S&P Dow Jones’ U.S. index committee.

•	Security Filing Type. The company issuing the security satisfies the U.S. Securities Exchange Act of 1934’s periodic reporting obligations by filing certain required forms for domestic issuers, such as but not limited Form 10-K annual reports, Form 10-Q quarterly reports, and Form 8-K current reports.

•	Exchange Listing. A primary listing on one of the following U.S. exchanges is required: NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Global Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the Over-the-counter (OTC) Markets, including the Pink Open Market.

•	Organizational Structure and Share Type. Eligible organizational structures and share types are corporations (including equity and mortgage real estate investment trusts) and common stock (i.e., shares). Ineligible organizational structures and share types include, but are not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purpose acquisition companies, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts. In addition, the securities of companies with multiple share class structures (including companies with listed and unlisted share classes) are no longer eligible to be added to the Index, but securities already included in the Index have been grandfathered and are not affected by this change.

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•	Market Capitalization. The total company market capitalization should be $20.5 billion or more, as noted above. This range is reviewed at the beginning of each calendar quarter and updated as needed to ensure they reflect current market conditions. Companies passing the total company level market capitalization criteria are also required to have a security level float-adjusted market capitalization (“FMC”) that is at least 50% of the Index’s total company level minimum market capitalization threshold.

•	IWF. For each stock, an investable weight factor (“IWF”) is calculated, which is equal to the percentage of such stock’s shares that are freely available for trading in the public market. A stock must have a minimum IWF of 0.1 as of the rebalancing effective date to be eligible for inclusion in the Index.

•	Liquidity. A float-adjusted liquidity ratio (“FALR”), defined as the annual dollar value traded divided by the FMC, is used to measure liquidity. Using composite pricing and all publicly recorded consolidated volume, annual dollar value traded is defined as the average closing price multiplied by the historical volume over the 365 calendar days prior to the evaluation date. This is reduced to the available trading period for initial public offerings (“IPOs”), spin-offs or public companies considered to be U.S. domiciled for index purposes that do not have 365 calendar days of trading history on a U.S. exchange. In these cases, the dollar value traded available as of the evaluation date is annualized. The price, shares outstanding and IWF as of the evaluation date are used to calculate the FMC. The evaluation date is the open of trading two business days prior to the announcement date. The stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date. The FALR must be greater than or equal to 0.75 at the time of addition to the Index. Current index constituents have no minimum requirement.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity real estate investment trusts, financial viability is based on GAAP earnings and/or funds from operations, if reported.

Treatment of IPOs. IPOs should be traded on an eligible exchange for at least 12 months before being considered for addition to the Index. For former special purpose acquisition companies (“SPACs”), S&P Dow Jones considers the de-SPAC transaction to be an event equivalent to an IPO, and 12 months of trading post the de-SPAC event are required before a former SPAC can be considered for inclusion in the Index. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in the Index. Companies that migrate from an ineligible exchange, emerge from bankruptcy, are newly designated to be domiciled in the U.S. for index purposes by S&P Dow Jones or convert from an ineligible share or organizational type to an eligible type do not need to trade on an eligible U.S. exchange for 12 months before being considered for addition.

•	Sector Classification. Sector balance, as measured by a comparison of each GICS® sector’s weight in the Index with its weight in the S&P Total Market Index, in the relevant market capitalization range, is also considered in the selection of companies for the Index. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

Calculation of the Index

The Index is a float-adjusted market capitalization-weighted index. On any given day, the value of the Index is the total FMC of the Index’s constituents divided by the Index’s divisor. The FMC reflects the price of each stock in the Index multiplied by the number of shares used in the Index’s value calculation.

Float Adjustment. A stock’s weight in the Index is determined by the FMC of the stock. Under float adjustment, the share counts in calculating the Index reflect only those shares available to investors rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies, government agencies or other long-term strategic holders given such shares are not available to investors in the public markets.

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Divisor. Continuity in index values of the Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the Index. The divisor of the Index is adjusted such that the index value of the Index at an instant just prior to a change in base capital equals the index value of the Index at an instant immediately following that change.

Maintenance of the Index

Changes to index composition are made on an as-needed basis. There is no scheduled reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Index additions and deletions are typically announced with at least three business days’ advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones’ U.S. index committee.

Deletion from the Index. Deletions from the Index occur as follows:

•	A company is deleted from the Index if it is involved in a merger, acquisition or significant restructuring such that it no longer meets the eligibility criteria:

o	A company delisted as a result of a merger, acquisition or other corporate action is removed at a time announced by S&P Dow Jones, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the Index until trading resumes, at the discretion of S&P Dow Jones’ U.S. index committee. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

o	A company that substantially violates one or more of the eligibility criteria may be deleted at the S&P Dow Jones’ U.S. index committee’s discretion.

Any company that is removed from the Index (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its removal date before being screened for the eligibility criteria.

S&P Dow Jones believes turnover in Index membership should be avoided when possible. At times a stock included in the Index may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the Index, not for continued membership. As a result, an Index constituent that appears to violate criteria for addition to the Index is not deleted unless ongoing conditions warrant an index change. When a stock is removed from the Index, S&P Dow Jones explains the basis for the removal.

Migration. Current constituents of a S&P Composite 1500® component index (which include the Index) can be migrated from one S&P Composite 1500® component index to another provided they meet the total company level market capitalization eligibility criteria for the new index. Migrations from one S&P Composite 1500® index to another do not need to meet the financial viability, liquidity or 50% of the respective index’s total company level minimum market capitalization threshold criteria.

Companies that are spun-off from current index constituents do not need to meet the outside addition criteria, but they should be considered U.S. domiciled. For spin-offs, index membership eligibility is determined using when-issued prices, if available. At the discretion of the S&P Dow Jones’ U.S. index committee, a spin-off company may be retained in the parent stock’s index if the Committee determines it has a total market capitalization representative of the parent index. If the spin-off company’s estimated market cap is below the minimum defined in the outside addition criteria but there are other constituent companies in the Index that have a significantly lower total market cap than the spin-off company, the S&P Dow Jones’ U.S. index committee may decide to retain the spin-off company in the Index.

Share Updates. Share counts are updated to the latest publicly available filings on a quarterly basis.

Investable Weight Factor (IWF) Updates. IWF changes are implemented either annually, quarterly or on an accelerated schedule following the relevant event depending on the nature of the change as explained below.

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•	Annual Review. IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges.

•	Quarterly Review. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule (as described below). For quarterly reviews that coincide with the annual review, the annual review rules apply.

•	Mandatory Action. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits, and mandatory distributions, are not subject to a minimum threshold for implementation. In order to minimize index turnover, any IWF changes resulting from such mandatory actions are implemented based on the pre-event IWFs of the securities involved.

•	Accelerated Implementation Rule. Material share/IWF changes resulting from certain non-mandatory corporate actions follow an accelerated implementation rule with sufficient advance notification. The accelerated implementation rule is intended to reduce turnover intra-quarter while also enhancing opportunities for index trackers to take advantage of non-mandatory material liquidity events.

o	For actions qualifying for accelerated implementation but less than $1 billion, an adjustment to the company’s IWF will only be made to the extent that such an IWF change helps the new float share total mimic the shares available in the offering.

o	For actions qualifying for accelerated implementation and at least $1 billion, IWF changes are implemented to reflect the shares made available in the offering plus the latest share and ownership information publicly available at the time of the announcement.

Share/IWF Reference Date and Freeze Period. A reference date, after the market close five weeks prior to the third Friday in March, June, September and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rule. The freeze period begins after the market close on the Tuesday prior to the second Friday of each rebalancing month (i.e., March, June, September and December) and ends after the market close on the third Friday of the rebalancing month.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9, and will end after the close of trading the following Friday, March 19 (i.e., the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period, all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Companies that are the target of cash M&A events, and if publicly available guidance indicates the event is expected to close by quarter end, may have their share count frozen at their current level for rebalancing purposes.

Corporate Action Adjustments. The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicates whether or not a divisor adjustment is required.

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Type of Corporate Action	Index Treatment

Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the Index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Changes in shares outstanding	Increasing the shares outstanding increases the market capitalization of the Index. Similarly, decreasing the shares outstanding decreases the market capitalization of the Index. The change to the index market capitalization causes a divisor adjustment.

Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.

Spin-off

The spin-off is added to the Index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company and will remain in the Index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being removed is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Change in IWF	Increasing the IWF increases the market capitalization of the Index. Similarly, decreasing the IWF decreases the market capitalization of the Index. A net change to the index market capitalization causes a divisor adjustment.

Ordinary dividend	When an index component pays an ordinary cash dividend, also referred to as a regular cash dividend, the Index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to such index component.

Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.

Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

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Other Adjustments. In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the S&P Dow Jones’ U.S. index committee’s discretion.

Governance of the Index

The Index is maintained by S&P Dow Jones’ U.S. index committee. All index committee members are full-time professional members of S&P Dow Jones’ staff. The index committee meets monthly. At each meeting, the index committee reviews pending corporate actions that may affect constituents of the Index, statistics comparing the composition of the Index to the market, companies that are being considered as candidates for addition to the Index, and any significant market events. In addition, the index committee may revise the Index’s policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

License Agreement

S&P®, S&P 500®, US 500 and The 500 are trademarks of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P and sublicensed for certain purposes by the issuer. The S&P 500® Index (the “Index”) is a product of S&P and/or its affiliates and has been licensed for use by the issuer. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to the issuer with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to the issuer or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of the issuer or holders of the notes into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisers. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by the issuer, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the notes.

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S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUER, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Historical Index Information

We obtained the closing levels of the Index in the graph below from Bloomberg Finance L.P., without independent verification. The following graph sets forth daily Closing Index Levels of the Index for the period from January 4, 2021 to February 23, 2026. The Closing Index Level on February 23, 2026 was 15,388.64. The historical performance of the Index should not be taken as an indication of the future performance of the Index.

HISTORICAL RESULTS ARE NOT INDICATIVE OF FUTURE RESULTS.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules contained in the Tax Act (the “Hybrid Mismatch Rules”) to a Holder (i) that disposes of a Note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity”, (ii) that disposes of a Note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisers.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document other than the proposed amendments to the Hybrid Mismatch Rules released for consultation on January 29, 2026 (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisers having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on a note (including amounts on account of, or in lieu of payment of, or in satisfaction of interest, any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a note in certain cases where a note is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on a note, including any portion of the principal amount of a note in excess of the issue price, such interest or deemed interest, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax (but see “Risk Factors”).

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If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

U.S. Federal Income Tax Considerations

The following is a general description of certain material U.S. federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all U.S. federal income tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supersedes the discussion of U.S. federal income taxation in the accompanying prospectus, prospectus supplement and product supplement in its entirety. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

This summary applies only to investors who are initial investors and hold their notes as “capital assets” for U.S. federal income tax purposes. This section is general in nature and does not address specific considerations that may be relevant to classes of investors subject to special rules, such as entities treated as partnerships, subchapter S corporations, other pass-through entities, governments (or instrumentalities or agencies thereof), dealers in securities, traders in securities that elect to use a mark-to-market method of tax accounting for their notes, banks, financial institutions, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, persons that hold notes as part of a straddle or a hedging or conversion transaction, persons subject to Section 451(b) of the Code, U.S. expatriates or persons whose functional currency for tax purposes is not the U.S. dollar. This discussion does not address any alternative minimum tax or Medicare contribution tax considerations.

If an entity treated as a partnership holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding the notes and their partners should consult their tax advisers with regard to the U.S. federal income tax treatment of an investment in the notes.

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We will not attempt to ascertain whether the issuer of any of the Index constituents would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. investors (in the case of a passive foreign investment company) or non-U.S. investors (in the case of a United States real property holding corporation). Investors should refer to any available information filed with the SEC by the issuers of the Index constituents and consult their tax advisers regarding the possible consequences to them in this regard.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, INVESTORS SHOULD CONSULT THEIR TAX ADVISERS IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF THEIR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

U.S. Holders

For purposes of this discussion, a U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a citizen or individual resident of the United States, (ii) a domestic corporation, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion assumes that no Canadian withholding or other taxes will be imposed with respect to the notes. U.S. holders should consult their tax advisers regarding the tax consequences to them of any Canadian or other non-U.S. tax imposed with respect to the notes.

Intended Tax Treatment of the Notes. In the opinion of our special U.S. tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat a note with the terms described in this pricing supplement as a pre-paid cash-settled forward contract in respect of the Index for U.S. federal income tax purposes and by purchasing the notes, each U.S. holder agrees (in the absence of a change in law or Internal Revenue Service (“IRS”) guidance) to treat the notes accordingly. If the notes are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange, redemption or settlement of the notes in an amount equal to the difference between the amount a U.S. holder receives at such time and the U.S. holder’s tax basis in the notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the U.S. holder paid for the notes. Capital gain recognized by a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Treatments. Due to the absence of authorities that directly address the treatment of the notes, alternative tax treatments of the notes are also possible and the IRS might assert that a treatment other than that described above is more appropriate. For example, the IRS might assert that the notes should be treated as a single debt instrument. Such a debt instrument would generally be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a U.S. holder would generally be required to accrue interest currently at a “comparable yield” over the term of the notes even though that U.S. holder will not receive any payments from us prior to maturity or early redemption. Any such interest income is expected to be U.S.-source. In addition, any gain a U.S. holder might recognize upon the sale, exchange, redemption or settlement of the notes would be ordinary income and any loss recognized by a U.S. holder at such time would be ordinary loss to the extent of interest that same U.S. holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss. Moreover, under such characterization a given note may not be “fungible” with notes with different issue dates for U.S. federal income tax purposes.

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The IRS could also assert that a U.S. holder should be required to treat any amounts attributable to the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount as separate investment expenses. The deduction of any such deemed expenses would not generally be permitted to a U.S. holder who is an individual, trust or estate. Such limitation would correspondingly increase the amount of gain and income or decrease the amount of loss recognized by a U.S. holder with respect to an investment in the notes.

It is possible that a deemed taxable exchange could occur upon any extension by us of the Maturity Date. If a deemed taxable exchange occurred, a U.S. holder would be treated as disposing of the notes on the extension in return for new notes that mature on the extended Maturity Date, and subject to the application of the wash sale rules, the U.S. holder accordingly could recognize capital gain or loss on each extension equal to the difference between the U.S. holder’s tax basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the IRS could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a U.S. holder may recognize upon the sale, exchange, redemption or settlement of the notes should be treated as ordinary income or loss.

The IRS has released a notice that may affect the taxation of U.S. holders of the notes. According to the notice, the IRS and the Treasury Department are considering whether the holder of instruments such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, U.S. holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Further, future legislation, including legislation based on bills previously introduced in Congress, may tax all derivative instruments on a mark-to-market basis, requiring U.S. holders of such derivative instruments to take into account annually gains and losses on such instruments as ordinary income. The adoption of such legislation or similar proposals may significantly impact the tax consequences from an investment in the notes, including the timing and character of income and gain on the notes. U.S. holders should consult their tax adviser as to the tax consequences of possible alternative characterizations of the notes for U.S. federal income tax purposes and proposals to change the taxation of certain derivative instruments.

Information With Respect to Foreign Financial Assets. An individual U.S. holder who, during any taxable year, holds any interest in “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with his or her tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Under these rules the notes, or non-U.S. financial accounts through which the notes are held, may be treated as “specified foreign financial assets.” U.S. holders are urged to consult their tax advisers regarding the application of this reporting requirement to their ownership of the notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes. A non-U.S. holder is a person that, for U.S. federal income tax purposes, is a beneficial owner of a note and (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

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Except as discussed below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the non-U.S. holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business, and (iii) if the non-U.S. holder is a non-resident alien individual, such non-U.S. holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption or settlement of the notes and is not a former citizen or resident of the United States. In the case of (ii) above, the non-U.S. holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the non-U.S. holder were a U.S. holder and, in the case of a non-U.S. holder that is a corporation, the non-U.S. holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments. If the notes are recharacterized as debt for U.S. federal income tax purposes, amounts paid in respect of the notes to a non-U.S. holder will not be subject to U.S. federal withholding tax, provided that the non-U.S. holder (i) does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Bank of Montreal stock entitled to vote, (ii) is not a “controlled foreign corporation” related, directly or indirectly, to Bank of Montreal, (iii) is not a bank receiving interest under Section 881(c)(3)(A) of the Code and (iv) provides to the relevant withholding agent a properly completed IRS Form W-8, appropriate to the non-U.S. holder’s particular circumstances, that certifies under penalties of perjury that such person is not a U.S. person.

Under Section 871(m) of the Code (“Section 871(m)”), a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, equities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “underlying security”). Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. However, the applicable Treasury regulations provide that securities that reference a “qualified index” generally are not subject to withholding under Section 871(m). In general, a qualified index is a diverse, passive, and widely used index that satisfies, as of the applicable determination date, the requirements prescribed by the applicable Treasury regulations. The determination as to whether an instrument references a qualified index is based on whether the index is a qualified index on the first business day of the calendar year in which the security is issued. If an index is a qualified index as of such day, then, subject to the discussion below, securities that reference such qualified index and that are issued during the calendar year will be treated as referencing a qualified index during their term. Based on the requirements of the applicable Treasury regulations, we intend to take the position that the Index should be treated as a qualified index for 2026. Accordingly, we do not expect that payments on the notes will be subject to withholding under Section 871(m) with respect to notes that that reference the Index and that are issued during 2026. A note will not be treated as referencing a qualified index if, in connection with the note, a holder or a related party holds a related short position in one or more of the component securities in the qualified index (other than a short position in the entire index, or a “de minimis” short position with respect to index components that have a value of 5% or less of the value of the long positions in the qualified index). A holder may be required, including by custodians and other withholding agents, to make representations regarding the nature of any other positions entered into by the holder and related parties with respect to components of the Index. A holder that enters, or has entered, into other transactions in respect to components of the Index should consult its own tax adviser regarding the application of Section 871(m) to the notes and such other transactions. If we determine that withholding under Section 871(m) is applicable, we will not pay any additional amounts with respect to this tax.

In addition, it is possible that the Index will not be a qualified index in a future year of determination. A note that is issued, or deemed issued for tax purposes, in such future year may be subject to the Section 871(m) withholding tax. A note could be deemed to be reissued for tax purposes if we or an affiliate acquire and then sell notes in the secondary market. Moreover, notes that are not subject to Section 871(m) withholding tax are expected to have the same CUSIP or ISIN number as notes that are subject to Section 871(m) withholding tax, and accordingly withholding agents may not be able to distinguish among notes that are subject to withholding and those that are not. As a result, if we issue (or are deemed to issue) notes in the future that are subject to Section 871(m), withholding agents may withhold on all notes, regardless of whether particular notes are not subject to Section 871(m) withholding tax.

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As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should we conclude that an alternative characterization applies by reason of change or clarification of the law, administrative guidance or otherwise and consequently conclude that we are required to withhold on payments on the notes, we will withhold tax at the applicable statutory rate. The IRS has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax. Prospective investors should consult their own tax advisers in this regard.

Backup Withholding and Information Reporting

Payments on the notes or of proceeds from a sale or other disposition of the notes may be subject to information reporting. U.S. holders may also be subject to backup withholding on these payments unless they provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. Non-U.S. holders will not be subject to backup withholding if they provide a properly completed Form W-8 appropriate to their circumstances. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” imposes a 30% U.S. withholding tax on certain U.S. source payments, including U.S.-source interest (and original issue discount), dividends, dividend-equivalent payments (as described above) and other fixed or determinable annual or periodical gain, profits, and income (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. Account holders subject to information reporting requirements pursuant to FATCA may include holders of the notes or non-U.S. financial institutions through which the notes may be held. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

The U.S. Treasury Department has proposed regulations that eliminate the requirement of FATCA withholding on payments of gross proceeds upon the sale or disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. If we (or the applicable withholding agent) determine withholding is appropriate with respect to the notes, tax will be withheld at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Investors are urged to consult with their own tax advisers regarding the possible implications of FATCA on their investment in the notes.

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BENEFIT PLAN INVESTOR CONSIDERATIONS

The following section supersedes the sections entitled “Employee Retirement Income Security Act” in the accompanying prospectus and product supplement in its entirety.

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity (collectively, “Plans”) should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those parties in interest that engage in a prohibited transaction, unless relief is available under an applicable statutory, regulatory or administrative exemption. In addition, fiduciaries of the Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code as well.

Because of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. The acquisition, holding or disposition of the notes by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider. Under this exemption, the purchase and sale of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

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Certain employee benefit plans and arrangements, including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws, regulations or rules (“Similar Laws”). Fiduciaries of Non-ERISA Arrangements should consider the foregoing issues in general terms as well as any further issues arising under any applicable Similar Laws before purchasing the notes.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented (both on behalf of itself and any Plan) by its purchase and holding of the notes that either (i) it is not a Plan or Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (ii) the purchase, holding and subsequent disposition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the potential consequences of any purchase, holding or disposition under ERISA, Section 4975 of the Code and/or Similar Laws, as applicable, and the availability of any exemptive relief.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the notes, (ii) the purchaser or holder’s investment in the notes, (iii) the holding of the notes or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the notes;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the notes and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the notes;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

PS-55

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or Section 4975 of the Code or provisions of any Similar Laws. The sale of any notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, and meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything provided in this prospectus is or is intended to be investment advice directed at any potential Plan or Non-ERISA Arrangement purchasers.

PS-56

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in a Distribution Agreement between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

BMOCM, an affiliate of ours, is the agent for this offering. On the Initial Trade Date, we sold an aggregate of $4,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for the initial principal amount of $25 per note. As of the date of this pricing supplement, an aggregate of $200,000,000 in principal amount of the notes is outstanding. We will receive proceeds equal to 100% of the offering price of any remaining or additional notes that are sold after the date of this document.

Additional notes may be offered and sold from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Closing Indicative Note Value at that time. Sales of the notes after the date of this document will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. BMOCM may lend the notes to broker-dealers and other market participants who may have made short sales of such notes and who may cover such short positions by purchasing such notes from BMOCM.

We are not obligated to issue and sell additional notes at any time to BMOCM, and BMOCM is not obligated to sell additional notes to investors or dealers at any time. If we discontinue issuances and sales of the notes, or if BMOCM discontinues sales of the notes of any series, the price and liquidity of those notes may be subject to significant distortions. See “Risk Factors—We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.”

We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. BMOCM and its affiliates may also profit from expected hedging activity related to these offerings, even if the value of the notes declines. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Broker-dealers, including BMOCM, may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above. This pricing supplement (including the accompanying prospectus supplement, product supplement and prospectus) will be deemed to cover any short sales of the notes by market participants who borrow notes from us or our affiliates or who cover their short positions with notes acquired from us or our affiliates.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

PS-57

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the period you hold the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may also profit from expected hedging activities related to this offering, even if the value of the notes declines.

We may deliver notes against payment therefor on a date that is greater than one business day following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than one business day after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We may issue additional notes at any time without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer—General” in the accompanying prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

PS-58

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [ ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679567

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Calculation Date: [ ], 20[ ]†

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Calculation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Calculation Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk during the Redemption Measurement Period.

__________________________

†Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [ ]

To Whom It May Concern:

The holder of $[ ] MAX S&P 500® 4X Leveraged ETNs due November 30, 2043, CUSIP No. 063679567 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Calculation Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Calculation, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

__________________________

*Subject to adjustment as described in the pricing supplement relating to the notes.

B-1